Exhibit 10.2

AGREEMENT FOR PURCHASE AND SALE

BY AND BETWEEN

P FIN I, LLC

as Seller

AND

VINEBROOK HOMES OPERATING PARTNERSHIP, L.P.

as Buyer

i

24.	Sophistication of the Parties	55
25.	Limited Liability	56
26.	Joint and Several Obligations	56
27.	Enforcement	56
28.	Force Majeure	56
29.	Schedules and Exhibits	56
30.	Certain Disclosures For Mississippi	56
31.	Companion Contract	57

ii

LIST OF EXHIBITS

EXHIBIT A	LIST OF PROPERTIES

EXHIBIT B	INTENTIONALLY OMITTED

EXHIBIT C	LIST OF EXISTING LEASES

EXHIBIT D	INTENTIONALLY OMITTED

EXHIBIT E	INTENTIONALLY OMITTED

EXHIBIT F	ESCROW AGREEMENT

EXHIBIT G	ALLOCATION OF PURCHASE PRICE

EXHIBIT H	COMPANION CONTRACT PROPERTIES

EXHIBIT I	REQUIRED CONSENTS

EXHIBIT J	LIST OF PENDING LITIGATION

EXHIBIT K	LIST OF TENANT CHARGE ARREARAGES

EXHIBIT L	RENT ROLL

EXHIBIT M-1	LIST OF EXISTING CONTRACTS

EXHIBIT M-2	LIST OF MANAGEMENT AGREEMENTS

EXHIBIT N	EXISTING TITLE POLICY CLAIMS

EXHIBIT O	FORMS OF DEEDS

EXHIBIT P	LIST OF INSURANCE POLICIES

EXHIBIT Q	CONSTRUCTION PROJECTS

EXHIBIT R	LIST OF OUTSTANDING HOA FEES AND HAP PAYMENTS

EXHIBIT S	LIST OF PARCELS SUBJECT TO AN HOA

EXHIBIT T	INTENTIONALLY OMITTED

EXHIBIT U	FORM OF ESCROW HOLDBACK AGREEMENT

EXHIBIT V	FIRPTA CERTIFICATION

EXHIBIT W	ENVIRONMENTAL MATTERS

EXHIBIT X	EXISTING CASUALTY PARCELS

iii

AGREEMENT FOR PURCHASE AND SALE

THIS AGREEMENT FOR PURCHASE AND SALE (this “Agreement”), dated as of October 1, 2021 (the “Effective Date”), is entered into by and between P FIN I, LLC, a Delaware limited liability company (“Seller”), and VineBrook Homes Operating Partnership, L.P., a Delaware limited partnership (“Buyer”). In addition to this Agreement, Buyer (or an Affiliate (as hereinafter defined) of Buyer) is also entering into (i) the Prager PM PSA (as defined below) to acquire the assets of Prager Property Management, LLC (an Affiliate of Seller), and (ii) the Companion Contract (as defined below) with TAC P FIN II JV, LLC, TAC P FIN VII JV, LLC, TAC P FIN V JV, LLC, and TAC P FIN VI LLC (each, an Affiliate of Seller, and collectively hereinafter referred to as the “Companion Contract Seller”) to acquire the Companion Contract Property (as defined below), and the Closing under this Agreement is intended to occur contemporaneously with the closings under the Prager PM PSA and the Companion Contract.

Recitals

A.         Seller owns a fee interest in the single-family residential properties listed on Exhibit A attached hereto.

B.         Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Property (as defined below) in accordance with and subject to the terms and conditions of this Agreement.

Agreement

NOW, therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

DEFINITIONS. The following terms shall have the meanings given to them in the referenced Section or other portion of this Agreement:

Definition	Section
Acquired Company	As defined in the Companion Contract
Advanced Rents	Section 1(a)(ii)
Affiliate	Section 2(c)(ii)
Agreement	Preamble
Approved Lease	Section 6(b)
Assumed Loans	As defined in the Companion Contract
Buyer	Preamble
Buyer CapEx Credit	Section 5(a)(i)
Buyer Parties	Section 19(b)(B)
Cash	Section 2(a)(i)
Claims	Section 21(e)(i)

Definition	Section
Closing	Section 3
Closing Date	Section 3(a)
Closing Outside Date	Section 3
Closing Statement	Section 7(a)(xi)
Companion Contract	Section 31
Companion Contract Buyer	Section 31
Companion Contract Properties	Section 31
Companion Contract Seller	Preamble
Code	Section 2(c)(i)
Construction Projects	Section 10(a)(xxii)(C)
Continuation Notice	Section 19(e)
Contract	Section 6(c)(ii)(D)
Control	Section 6(e)
Deductible	Section 22(e)(iii)
Deposit	Section 2(a)(i)
Diligence Materials	Section 2(d)
Diligence Room	Section 2(d)
Disclosed Broker	Section 20
Effective Date	Preamble
Environmental Requirements	Section 10(a)(xx)(E)
ERISA	Section 10(a)(xii)
Escrow Holder	Section 2(a)(i)
Excluded Parcel	Section 5(a)
Excluded Parcel Cap	Section 5(a)(i)
Existing Leases	Section 1(a)(ii)
Existing Title Policies	Section 2(d)(v)
Express Representations	Section 21(d)
Failed Condition Party	Section 12(d)
Fee Owner	As defined in the Companion Contract
Financing Liens	Section 1(e)
HAP	Section 2(d)(xi)
HAP Payments	Section 2(d)(xi)
Hazardous Materials	Section 10(a)(xx)(E)
HOA	Section 2(d)(xv)
HOA Fees	Section 7(a)(vii)
Improvements	Section 2(a)(i)
Included Contract	Section 6(e)
Indemnified Parties	Section 19(a)

Definition	Section
Inspection Period	Section 2(e)
IRS	Section 2(a)(i)
Leased Properties	Section 12(a)(ix)
Leases	Section 1(a)(ii)
Liability Cap	Section 22(c)(iii)
Lists	Section 10(a)(xi)(B)a
Litigation	Section 10(a)(x)
Loan Assumption Conditions	As defined in the Companion Contract
Losses	Section 22(c)
Management Agreements	Section 10(a)(xvi)
Mandatory Cure Exceptions	Section 4(f)
Material Defect	Section 5(a)(ii)
Material Defect Notice	Section 5(a)(ii)
Non-Refundable Deposit	Section 2(a)(i)
Occupancy Condition	Section 5(e)
OFAC	Section 10(a)(xi)(A)
Order	Section 10(a)(xi)(A)
Parcel	Section 1(a)
Permits	Section 1(a)(iii)
Permitted Encumbrances	Section 4(a)
Prager PM Acquisition	Section 12(a)(vi)
Prager PM PSA	Section 12(a)(vi)
Prager PM PSA Buyer	Section 12(a)(vi)
Personal Property	Section 1(c)
Pre-Closing Period	Section 20(g)
Pre-Closing Tax Period	Section 7(a)(v)
Prohibited Country	Section 10(a)(xi)(B)d
Property	Section 1(a)
Purchase Price	Section 2(b)
Pursuit Costs	Section 14(b)
Real Property	Section 1(a)(i)
Release Claims	Section 6(e)
Released Parties	Section 6(e)
Releasing Parties	Section 6(e)
Rent Rolls	Section 10(a)(xiv)
Reports	Section 19(c)
Representation Notice	Section 10(c)
Security Deposits	Section 1(a)(ii)

Definition	Section
Seller	Preamble
Seller Cure Matter	Section 4(c)(iv)(A)
Seller Parties	Section 19(b)(A)
Seller’s Representations	Section 10(b)
Survival Period	Section 22(b)
Taking	Section 17
Tenant Charges	Section 7(a)(i)
Tenant Inducement Costs	Section 7(a)(iii)
Tenant Liens	Section 1(c)
Tenants	Section 1(a)(ii)
Title Company	Section 4(c)(iv)(A)
Transfer Taxes	Section 8(c)
Treasury Regulations	Section 2(c)(i)
Warranties	Section 1(a)(iv)
Warranty Claim Period	Section 22(e)(iv)
Warranty Notice	Section 22(e)(ii)

1.    Purchase and Sale; Property.

(a)    At the Closing, Buyer hereby agrees to purchase, and Seller hereby agrees to sell, upon the terms and conditions hereinafter set forth, free and clear of all liens and encumbrances other than the Permitted Encumbrances, the parcels of real property listed on Exhibit A attached hereto (each a “Parcel,” or collectively, the “Parcels”), including, indirectly, all right, title and interest of, and obligations with respect to, the Seller in and to the following property (collectively, the “Property”):

(i)    The real property constituting each of the Parcels, and all of Seller’s right, title and interest, if any, in and to the buildings and improvements located thereon (“Improvements”), together with any right, title and interest of the Seller (if any) in and to adjacent streets, rights-of-way, development rights, easements and interests appurtenant thereto, including, but not limited to, any streets or other public ways adjacent thereto and any water or mineral rights appurtenant thereto (collectively, the “Real Property”);

(ii)    Seller’s interest as landlord under any leases, ground leases, licenses or other occupancy agreements affecting or relating to the Real Property existing as of the Effective Date and listed on Exhibit C attached hereto (collectively, the “Existing Leases”) (as the same may be amended, modified, renewed, extended or terminated in compliance with the terms of this Agreement) and the Approved Leases (the Existing Leases together with the Approved Leases, collectively, the “Leases”), to the extent the Leases do not expire by their terms, or are not terminated pursuant to a tenant termination right set forth in a Lease or pursuant to a default by the applicable Tenant, prior to the Closing Date, in accordance with the terms of this Agreement, and Seller’s interest in all security deposits actually held by Seller with respect to any such Leases (collectively, the “Security Deposits”) and advance payments actually made to Seller with respect to any such Leases (“Advanced Rents”) to occupy all or any portion of, or use facilities within, the Real Property made by tenants or licensees (“Tenants”) under the Leases, but excluding the Seller’s rights to rents received prior to Closing;

(iii)    To the extent assignable by Seller, and to the extent of Seller’s interests therein, Seller’s interest, if any, in any licenses, permits, encroachment maintenance and removal agreements, certificates, approvals, authorizations, variances and consents (but excluding therefrom licenses to the extent included in the definition of Leases) which are transferable without consent (collectively, the “Permits”) issued or granted by governmental and quasi-governmental bodies, officers, agencies, officials, tribunals and authorities in respect of the ownership, occupancy, use and operation of the respective Parcels;

(iv)    To the extent assignable by Seller, and to the extent of Seller’s interests therein, Seller’s interest, if any, in any guaranties and warranties received by Seller from any contractor, manufacturer or other person in connection with the construction or operation of any portion of the Real Property (the “Warranties”); and

(v)    Accounts receivable relating to any Parcel.

Notwithstanding anything herein to the contrary, to the extent any Parcel described in Exhibit A hereto is or becomes an Excluded Parcel, such Parcel, and all of the above appurtenant rights and any Personal Property solely relating to such Parcel, shall be excluded from the definition of “Property” hereunder.

(b)    Intentionally Omitted.

(c)    As used herein, “Personal Property” shall mean, collectively, the Leases, Security Deposits, Permits, Warranties, and Seller’s interest, if any, in any furniture, trade fixtures, equipment and other tangible personal property located on and used in connection with each Parcel, free and clear of any monetary liens other than liens arising out of the acts or omissions of any Tenants or for which any Tenants are responsible pursuant to the Leases (collectively, “Tenant Liens”). To the extent the Personal Property is owned by any third parties that are not Affiliated with Seller (including Tenants), then such Personal Property is expressly excluded from this Agreement and is not part of the Property.

(d)    Notwithstanding anything in this Agreement to the contrary, the Property shall not include, and Seller shall not be required to sell, transfer or convey to Buyer, any Confidential or proprietary information (including attorney-client communications).

(e)    In the event that the Companion Contract Buyer makes the efforts required pursuant to the Companion Contract but the Loan Assumption Conditions (as defined in the Companion Contract) are not satisfied prior to the Closing Outside Date, Buyer may terminate this Agreement pursuant to Section 12(c) in which event: (i) the Deposit (including the Non-Refundable Deposit) shall be returned to Buyer, (ii) intentionally omitted, and (iii) thereafter, the parties shall be relieved from any and all further obligations hereunder other than those which expressly survive termination; provided, however, that if the Loan Assumption Conditions are met as to some of the Assumed Loans (as defined in the Companion Contract), but not all of the Assumed Loans, then, provided that such Loan Assumption Conditions do not fail to be satisfied due to a breach by the Companion Contract Buyer of its obligations under the Companion Contract, Buyer shall have the right and option to choose to move forward with the Closing pursuant to the terms of this Agreement.

2.    Deposit; Purchase Price; Inspection Period.

(a)    Delivery of Deposit.

(i)    Not later than five (5) Business Days after the Effective Date, Buyer shall deposit with Westcor Land Title Insurance Company, Inc., 600 West Germantown Pike, Ste. 450, Plymouth Meeting, PA 19462, Attn: Anthony Spangler, 321-214-6860, aspangler@wltic.com (the “Escrow Holder”) by wire transfer in immediately available good funds in United States dollars (“Cash”) the amount of TWO MILLION SEVEN HUNDRED FORTY-ONE THOUSAND NINE HUNDRED TWELVE AND NO/100 DOLLARS ($2,741,912.00) (the “Deposit”), of which SIX HUNDRED SEVENTY-FIVE THOUSAND EIGHT HUNDRED TWENTY-EIGHT AND 21/100 DOLLARS ($675,828.21) (the “Non-Refundable Deposit”) shall be non-refundable to Buyer other than in the event of (i) a Seller Default which has not been timely cured pursuant to and in accordance with Section 14(b) or (ii) the failure of the Loan Assumption Conditions to be satisfied as a result of any reason other than the Companion Contract Buyer’s default under the Companion Contract which has not been timely cured in accordance with Section 14(a) thereof, in either of which events, the Deposit (including the Non-Refundable Deposit) shall be fully refundable to Buyer. In the event Buyer fails to deliver the Deposit in accordance with the terms herein, then this Agreement shall automatically be deemed null and void and of no further effect without the necessity of confirmation by either party, except Buyer and Seller shall have such rights and obligations as are set forth herein to survive termination hereof.

(ii)    Concurrently with the execution and delivery of this Agreement, Buyer and Seller shall execute and deliver an Escrow Agreement in the form of Exhibit F attached hereto (the “Escrow Agreement”).

(iii)    Buyer and Seller agree to execute such further or supplemental escrow instructions as Escrow Holder reasonably may request in connection with its performance under this Agreement, provided that the same are consistent with the terms and conditions of this Agreement and the Escrow Agreement.

(b)    Purchase Price. The purchase price for the Property shall be SIXTY EIGHT MILLION FIVE HUNDRED FORTY-SEVEN THOUSAND EIGHT HUNDRED ONE AND NO/100 DOLLARS ($68,547,801.00) (the “Purchase Price”), subject to adjustment in accordance with the provisions hereof. The Purchase Price shall be paid as follows:

(i)    At Closing, the Deposit shall be disbursed to Seller and applied against the Purchase Price; and

(ii)    At Closing, Buyer shall pay the balance of the Purchase Price, as adjusted in accordance with Section 4 and Section 5, plus the costs to be paid by Buyer pursuant to Section 7 and any other applicable provision of this Agreement, to Escrow Holder, and such amount, less the Holdback Escrow Amount, shall be disbursed to Seller in accordance with separate instructions provided by Seller and Buyer (separately) to Escrow Holder, which instructions shall be consistent with this Agreement; and

(iii)    At Closing, the Holdback Escrow Amount shall be retained by the Escrow Holder and, such amount, or portion thereon, shall be released following Closing in accordance with the Escrow Holdback Agreement.

(c)    Withholding and Allocation.

(i)    Each of Buyer and the Escrow Holder shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payments under the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder (the “Treasury Regulations”), and/or any other applicable state, local or non-U.S. Law. To the extent that amounts are so deducted or withheld by Buyer or the Escrow Holder, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. In the event that Buyer determines that it or the Escrow Holder is required to so deduct and withhold amounts under the Code, the Treasury Regulations and/or other applicable state, local or non-U.S. law, it shall use best efforts to notify Seller not later than five (5) days prior to Closing, and shall cooperate with Seller with respect to any available means to avoid or mitigate such withholdings. Absent a change in law, each of Buyer and Escrow Holder agrees that no such deduction or withholding of U.S. federal tax shall be made if Seller, including the sole member of Seller, provides a duly completed and executed IRS Form W-9.

(ii)    Seller and Buyer hereby agree that for all purposes hereunder, the Purchase Price shall be allocated among the Parcels as set forth on the allocation schedule attached hereto as Exhibit G (the “Allocation Schedule”). Seller, Buyer, and their respective Affiliates shall not take a position in any tax return, examination, or administrative or judicial proceeding relating to any tax return inconsistent with the Allocation Schedule. Any subsequent adjustments or additions to the Purchase Price shall be reflected in amendment to the Allocation Schedule made in accordance with the principles set forth in Treasury Regulation Section 1.1060-1. In the event that the Allocation Schedule is disputed by any tax authority, the party (including for such purposes a party’s Affiliates) receiving notice of such dispute will promptly notify the other party, and the parties will consult and cooperate in good faith how to resolve such dispute in a manner consistent with the Allocation Schedule. This Section 2(c) shall survive the Closing. The term “Affiliate” shall mean, with respect to any entity, any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first entity, as the case may be, where “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise; provided that the Companion Contract Seller and the Seller shall be deemed to be Affiliates of each other for all purposes hereunder, and the Companion Contract Buyer and Buyer shall be deemed to be Affiliates of each other for all purposes hereunder.

(d)    Diligence Materials. Within ten (10) days after the Effective Date, Seller shall place, or shall cause to be placed, the following materials (collectively, the “Diligence Materials”) into a link at a website or data room (the “Diligence Room”):

(i)    Monthly rent rolls at and since December 31, 2020 (including a delinquency report of Tenant Charge arrearages for each month beginning January 2021), dated no later than five (5) Business Days prior to the Effective Date;

(ii)    a copy of the form of lease utilized by Seller at the Parcels as of the Effective Date;

(iii)    copies of all executed leases and any addendums, amendments, supplements, renewals and/or assignments thereto for current tenants, schedule of leases including lease renewal and expiration data, and to the extent in the possession of Seller or its Affiliates or obtainable by them with reasonable efforts, lease concessions and uncollectable/bad debt expense and screening criteria;

(iv)    any and all management agreements and service contracts relating to the operations of the Property to which Seller is a party, as the same are in existence as of the Effective Date;

(v)    copies of existing title insurance policies for each of the Parcels (the “Existing Title Policies”);

(vi)    disclosure of any Parcels located in a flood zone and HOA documentation to the extent in the possession or control of Seller or its Affiliates;

(vii)    to the extent in the possession of Seller or its Affiliates or obtainable by them with reasonable efforts, disclosure of any Parcels with the presence of oil tanks, septic, cistern or well water systems;

(viii)    information related to any rental restrictions affecting the Parcels;

(ix)    intentionally omitted;

(x)    to the extent in the possession of Seller or its Affiliates or obtainable by them with reasonable efforts, municipal occupancy certifications and certificates of occupancy, inspection reports, one year of work order history (including current open work orders), open and unresolved violations, eviction filing reports by unit (from January 1, 2020 to present) including current open filings, threatened or pending litigation and insurance claims (notices of claim or filed suits including condemnations);

(xi)    intentionally omitted;

(xii)    copies of documentation relating to any outstanding and unresolved Litigation with respect to Seller, to the extent such Litigation involves the Parcels or any Property, any Tenant (in connection with the Property) or the Property other than, in each case, Litigation that is covered by insurance;

(xiii)    information related to mold at any Parcel to the extent confirmed by testing and remains unremediated;

(xiv)    documentation relating to on-going capital expenditure projects in excess of twenty percent (20%) of the value for each respective Parcel to the extent in possession or control of Seller or any of its Affiliates;

(xv)    intentionally omitted;

(xvi)    intentionally omitted;

(xvii)    intentionally omitted;

(xviii)    a list of all Parcels for which Seller is receiving Section 8 housing choice voucher payments or other tenant-based rental subsidies benefitting Tenants (“HAP Payments”) pursuant to any Housing Assistance Program (“HAP”), including providing (A) true and correct copies of any Contracts related thereto. Upon Buyer’s request, Seller further shall provide Buyer access, in the Diligence Room, to any other material documents, reports or financial information material to the Property in the possession or control of Seller or its Affiliates, which are not proprietary or attorney-client privileged and which are not Seller’s own work product, which materials shall, upon Buyer’s request, be posted to the Diligence Room, or, if such posting is not reasonably feasible at nominal cost, shall remain subject to access at Seller’s office; and

(xix)    copies of any and all surveys (including ALTA surveys), geotechnical reports, engineering reports, environmental reports, wetland reports, soil reports, and other physical inspections and property condition reports with respect to each of the Parcels, solely to the extent in possession or control of Seller or any of its Affiliates or property manager without undue effort.

(e)    Inspection Period. Buyer shall have the right, from the Effective Date through 5:00 p.m. Eastern Time on the last day of the sixty (60) day period commencing on the later of the Effective Date or the date upon which Seller have provided to Buyer all Diligence Materials required under Section 2(d) above as well as the Rent Rolls (Exhibit L) (the “Inspection Period”), to assess Buyer’s decision as to whether to proceed to purchase the Property. Unless Buyer has delivered to Seller and Escrow Holder, prior to the expiration of the Inspection Period, a Continuation Notice pursuant to Section 19(e), this Agreement shall terminate promptly upon the expiration of the Inspection Period without further action by Seller or Buyer, it being understood that Buyer shall have no obligation to deliver a Continuation Notice hereunder. Prior to the termination of this Agreement, Buyer shall have access to the Diligence Room to assess the materials placed into the Diligence Room and Buyer shall have access to inspect certain of the Parcels pursuant to Section 19 hereof on the terms and conditions contained in this Agreement.

(f)    Intentionally Omitted.

(g)    Delivery of Exhibits. Exhibit L (Rent Roll) shall be delivered to Buyer by Seller within ten (10) days after the Effective Date.

3.    Closing.

(a)    The closing of the conveyances of the Property contemplated hereby (the “Closing”) shall be held and completed on the date which is fifteen (15) days after the later of (i) the expiration of the Inspection Period, or (ii) the date upon which all of the Loan Assumption Conditions have been satisfied; provided, however, that the Closing shall not take place until each of the conditions to Closing set forth in Section 12 has been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date); provided, further, that the Closing shall be subject to extension in accordance with the express provisions of this Agreement or the mutual agreement of Buyer and Seller. Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Closing fails to occur on or before the date that is four (4) months after the Effective Date (the “Closing Outside Date”) (x) due to Buyer’s default or the failure of the conditions to Closing set forth in Section 12(b) to have been satisfied, in each case, on or before the Closing Outside Date, Seller shall have the right to terminate this Agreement and exercise such other remedies as expressly provided in Sections 12 and 14(a), as applicable; provided, however, that if the Loan Assumption Condition is the condition not met, and Buyer default is not the reason for such failure to meet the Loan Assumption Condition, and there is a reasonable likelihood that the Loan Assumption Condition can be met in the next fifteen (15) days, then Buyer or Seller may elect, by written notice to the other party delivered by not later than three (3) Business Days prior to the Closing Outside Date, to extend the Closing Outside Date by up to fifteen (15) days as the parties work to satisfy the Loan Assumption Condition, or (y) due to Seller’s default or any failure to satisfy the conditions to Closing set forth in Section 12(a) not caused by a Buyer default, but subject to Seller’s extension rights in accordance with this Agreement, Buyer shall have the remedies set forth in Sections 12 and 14(b), as applicable.

(b)    Closing Date. The date that Closing actually occurs shall be referred to herein as the “Closing Date.”

(c)    Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 and any related reporting requirements of the Code, Seller and Buyer agree as follows:

(i)    The Escrow Holder is designated as the person to be responsible for all information reporting under Section 6045(e) of the Code.

(ii)    Seller and Buyer shall provide, or cause to be provided, to the Escrow Holder all information and certifications, as reasonably requested by the Escrow Holder or otherwise required to be provided by Seller, Buyer, or any Affiliate of Seller or Buyer under Section 6045 of the Code.

(iii)    Buyer and Seller shall provide, or cause to be provided, to the Escrow Holder IRS Form W‑9 or an acceptable substitute form, signed under penalties of perjury, stating that the taxpayer identification number supplied by Buyer, or any Affiliate of Buyer, or Seller or any Affiliates of Seller, to the Escrow Holder is correct.

4.    Condition of Title.

(a)    Title to the Real Property shall be subject only to the Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:

(i)    rights of Tenants under any Existing Leases and under any Approved Leases (in each case, as the same may be modified prior to the Closing in accordance with the terms of this Agreement);

(ii)    taxes, assessments and other governmental charges or fees, or water or sewer charges not yet due and payable;

(iii)    all covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Real Property which are either (i) presently existing or (ii) granted to a public utility in the ordinary course (provided that same do not prohibit the use of the relevant Real Property for its current use);

(iv)    any matters affecting the Property set forth in the Existing Title Policies as to which Buyer does not timely object in accordance with this Section 4;

(v)    any matters set forth in the Title Commitments obtained by Buyer (if any) as to which Buyer does not timely object in accordance with this Section 4;

(vi)    any exceptions to title set forth in the Title Commitments to which Buyer timely objects in accordance with Section 4 but which are not cured or caused to be insured by Seller and which Buyer accepts or waives as exceptions to title to the Real Property;

(vii)    any matters which would be disclosed by an accurate survey of each Real Property;

(viii)    obligations which are to be performed by the Tenants under the Leases, including Tenant Liens;

(ix)    any matters pertaining to the organization or authority of Buyer or created by, through, under, at the direction of or with the consent of Buyer, including any liens referred to in Section 19(d);

(x)    all present and future zoning, building, land use, environmental and other Laws, including, without limitation, landmark designations and all zoning variance and special exceptions, if any;

(xi)    immaterial variations between tax lot lines and lines of record;

(xii)    minor possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, the Improvements, or any adjoining property, provided that the same shall not prevent the use of the relevant Real Property for its current use;

(xiii)    any and all prior reservations or conveyances of oil, gas and other minerals in, on or under the Real Property;

(xiv)    title standard exclusions from coverage contained in the form of title policy or “marked-up” title commitment employed by the Title Company; and

(xv)    any matters deemed to constitute additional Permitted Encumbrances under Section 4.

(b)    Title Review. Buyer, at its expense, has or will review the Existing Title Policies and, at Buyer’s option, may order updates to the Existing Title Policies (herein, the “Title Commitments”).

(c)    Title Defects.

(i)    Buyer shall be deemed to have waived its right to object to any encumbrance or other title exception or matter pertaining to the Real Property unless Buyer shall have given Seller a specific written notice of its objection in Buyer’s reasonable discretion (based solely on a title or survey matter that would cause the applicable Parcel to not be rentable in the ordinary course of business) to any such matter (an “Initial Title Objection Notice”) by not later than ten (10) Business Days prior to the expiration of the Inspection Period (the “Initial Title Objection Deadline”). Notwithstanding the foregoing, if an update to a Title Commitment for any Parcel received after the expiration of the Inspection Period and prior to the Closing Date references a new exception to title that (A) is not a Permitted Encumbrance, (B) was not previously reflected or referenced on the Title Commitment, any existing survey or an updated survey delivered or made available to Buyer prior to the expiration of the Inspection Period, (C) was not created by Buyer or Buyer Parties and (D) has a material adverse effect on the Property, Companion Property, the Acquired Companies (as defined in the Companion Contract) and the Fee Owner (as defined in the Companion Contract), as a whole, then Buyer shall have the right to object to such matter, by delivery of a written notice (a “Subsequent Title Objection Notice”) to Seller within two (2) Business Days (but not later than the then-scheduled Closing Date) from receipt of such update to a Title Commitment. Seller shall have no obligation to remove or cure any alleged defects, objections or survey matters raised in an Initial Title Objection Notice or a Subsequent Title Objection Notice (each, a “Title Objection”), except for the Mandatory Cure Exceptions.

(ii)    Upon Buyer’s failure to timely deliver an Initial Title Objection Notice or a Subsequent Title Objection Notice with respect to any encumbrance or other title exception or matter in accordance with clause (i) above, all liens, encumbrances and other title exceptions or matters shall thereafter be deemed Permitted Encumbrances, except for the Mandatory Cure Exceptions.

(iii)    Should Buyer timely deliver an Initial Title Objection Notice or a Subsequent Title Objection Notice to Seller as above provided, Seller shall have the right, at its sole option, upon written notice (each, a “Title Objection Response Notice”) to Buyer within (x) with respect to a response to an Initial Title Objection Notice, eight (8) Business Days of receipt of Buyer’s Initial Title Objection Notice, if any, or (y) with respect to a response to a Subsequent Title Objection Notice, two (2) Business Days of receipt of Buyer’s Subsequent Title Objection Notice (and the then-scheduled Closing Date shall be automatically extended to allow for such response period, if necessary), if any, to elect either of the following:

(A)    to (1) use commercially reasonable efforts to remove or cure any Title Objection; or (2) deliver to Westcor Land Title Insurance Company, Inc., 600 West Germantown Pike, Ste. 450, Plymouth Meeting, PA 19462, Attn: Anthony Spangler, 321-214-6860, aspangler@wltic.com (the “Title Company”) such assurances as the Title Company requires to insure Buyer against any loss arising from such Title Objection (in either of which events, such matter shall be a “Seller Cure Matter”), or

(B)    to elect neither of the elections referenced in Section 4(c)(iii)(A). Failure by Seller to deliver a Title Objection Response Notice within the applicable time period set forth in clause (iii) above shall be deemed an election by Seller to proceed under this clause (B). If Seller makes or is deemed to make the election described in this clause (B) and Buyer delivers a Continuation Notice prior to the expiration of the Inspection Period, then such Title Objections shall be deemed Permitted Encumbrances.

(iv)    In the event Seller elects to use commercially reasonable efforts to cure a Title Objection pursuant to Section 4(c)(iii)(A)(1), and Seller is unable to cure such Title Objection on or before the date originally scheduled for Closing, then Seller shall have the right to defer the Closing from time to time (but in no event for more than thirty (30) days after the then-scheduled Closing Date) in order to provide Seller an opportunity to cure such Title Objection or to proceed under Section 4(c)(iii)(A)(2) (provided that the extension(s) of the Closing Date pursuant to this clause shall not cause the Closing Date to extend more than fifteen (15) days beyond the Closing Outside Date unless Buyer consents in writing). In the event Seller is unable to cure any Title Objection which Seller elected to attempt to cure pursuant to Section 4(c)(iii)(A)(1) or Section 4(c)(iii)(A)(2) on or before the date scheduled for Closing (as such date may be extended as set forth above) or Seller elects or is deemed to elect to proceed under Section 4(c)(iii)(B), then Buyer shall have the election set forth in Section 4(d).

(d)    Failure of Title.

(i)    If, prior to the expiration of the Inspection Period, title to any particular Parcel is not insurable and Seller does not elect to cure the same as provided in Section 4(c)(iii)(A) above, Buyer may elect, as its sole right and remedy by reason thereof (other than with respect to Buyer’s rights and remedies under Section 4(f)), within five (5) Business Days of Seller’s election in accordance with Section 4(c)(iii) above, either to (A) retain such affected Parcel as part of the transaction based on the existing title that can be conveyed, with no abatement of the Purchase Price, or (B) subject to the provisions of Section 5 (including, without limitation, the Excluded Parcel Cap), designate the applicable affected Parcel as an Excluded Parcel, in which event Section 5(c) shall apply. Failure by Buyer to timely make the election described in clause (B) of this Section 4(d) shall be deemed an election by Buyer to proceed under clause (A) of this Section 4(d).

(ii)    If, following the expiration of the Inspection Period, but on or before the Closing Date, Buyer delivers a Subsequent Title Objection Notice in accordance with Section 4(c)(i) and Seller makes, or is deemed to make, the election under Section 4(c)(iii)(B), or Seller is unable to cure any Title Objection raised in a timely delivered Subsequent Title Objection Notice which Seller elected to attempt to cure pursuant to Section 4(c)(iii)(A)(1) or Section 4(c)(iii)(A)(2) on or before the date scheduled for Closing, then Buyer shall have the right to terminate this Agreement by written notice to Seller delivered on or before the date scheduled for Closing and, in such case, the Deposit (other than the Non-Refundable Deposit) shall be returned to Buyer and the parties shall have no further rights or obligations hereunder, except as expressly set forth herein to survive the termination of this Agreement, unless Seller shall notify Buyer in writing, within two (2) Business Days from receipt of Buyer’s termination notice pursuant to this Section 4(d)(ii), that Seller elects (in lieu of Buyer’s termination of this Agreement) to treat the Parcel impacted by the applicable Title Objection as an Excluded Parcel (without counting against the Excluded Parcel Cap), and in such case the provisions of Section 5(c) shall apply.

(e)    Intentionally Omitted.

(f)    Removal of Monetary Liens. Notwithstanding the foregoing provisions of this Section 4, Seller shall cause the removal, at or prior to the Closing Date, of all of the following, but only to the extent that the same have not been created, caused by or consented to by Buyer or any Buyer Parties (“Mandatory Cure Exceptions”): (i) mortgages, deeds of trust or other security interests for any financing incurred by Seller which encumber the Real Property, (ii) mechanics’ liens filed against the Real Property by third parties in connection with any work contracted by or at the written direction of (or with the written approval of) Seller and performed on the Real Property prior to the Closing Date, (iii) delinquent real estate tax liens encumbering the Real Property (but excluding inchoate tax liens for taxes not yet delinquent), if any, (iv) judgment liens against Seller and any monetary liens imposed against Seller by any Governmental Authority having jurisdiction over the Real Property and arising from violations of law not exceeding, in the aggregate as to all matters in this clause (iv), $250,000, and (v) liens, covenants and other encumbrances which Seller has knowingly and intentionally placed or knowingly and intentionally allowed to be placed on the Real Property after the date which ten (10) days prior to the expiration of the Inspection Period without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Seller instead may cause the Title Company to insure title to the Property free of any exception for any such Mandatory Cure Exception.

(g)    Search Reports. Buyer, with expenses being split 50/50 between Buyer and Seller, shall obtain (and deliver copies to Seller) within thirty (30) days after the Effective Date, state and local UCC searches, fixture searches, federal and state tax liens searches, local and federal litigation searches, judgment liens searches and bankruptcy searches with respect to Seller and the Property in such jurisdictions as Buyer deems necessary and appropriate.

5.    Right to Exclude Parcels.

(a)    Buyer Exclusion Rights. Buyer shall have the right to designate any individual Parcel as an “Excluded Parcel” (“Excluded Parcel”) in accordance with the following (or any other applicable provisions of this Agreement):

(i)    Prior to the expiration of the Inspection Period, Buyer shall have the right, in its sole and absolute discretion, to designate up to four percent (4%) of the aggregate number of the Parcels listed on (x) Exhibit A to this Agreement and (y) Exhibit A to the Companion Contract as Excluded Parcels (“Excluded Parcel Cap”).

(ii)    Subject to the Excluded Parcel Cap, at any time prior to the expiration of the Inspection Period, without terminating this entire Agreement, Buyer shall have the right to designate any Parcel as an Excluded Parcel in the event such Parcel has a Material Defect by giving notice of such exclusion (a “Material Defect Notice). A “Material Defect” shall mean any one of the following: (1) Buyer has made a Title Objection in accordance with Section 4(c) that (A) has more than an insignificant adverse effect on the value of the particular Parcel as a single family home or the ability to lease the particular Parcel in the ordinary course of business, (B) is not a Permitted Encumbrance, (C) is not a Mandatory Cure Exception (it being understood that Seller shall be required to remove Mandatory Cure Exceptions pursuant to Section 4 hereof), and (D) Seller has not elected to cure or remove such Title Objection pursuant to Section 4(c)(iii)(A); (2) a governmental authority having applicable jurisdiction over the applicable Parcel has alleged that Hazardous Materials have been released at, under or on such Parcel in violation of the applicable Environmental Requirements that have not been cured and remediated and which would cost over Fifteen Thousand and No/Dollars ($15,000.00) to remediate unless, within five (5) Business Days following delivery of the applicable Material Defect Notice to Seller, Seller elects, in its sole discretion, to remediate such Hazardous Materials prior to Closing or give Buyer credit at Closing for the amount of such costs to the extent such costs exceed Twenty Thousand and No/Dollars ($20,000.00) (a “Buyer Hazmat Credit”), (3) such Parcel requires a capital expense infusion of more than Fifteen Thousand and No/Dollars ($15,000.00) in order to cause such Parcel to be in rentable condition in the ordinary course of business assuming similar standards as currently being used on the applicable Property by Seller prior to Closing, unless (i) such damage is covered by insurance that is available to Buyer following Closing (including by assignment of Seller’s right to collect such insurance proceeds to Buyer at Closing along with a credit for any applicable deductibles), or (ii) within five (5) Business Days following delivery of the applicable Material Defect Notice to Seller, Seller elects, in its sole discretion, to repair such Property prior to Closing or give Buyer credit at Closing for the amount of such costs to the extent such costs exceed Fifteen Thousand and No/Dollars ($15,000.00) (a “Buyer CapEx Credit”), or (4) such Parcel is subject to an HOA or other recorded restriction that imposes limitations on leasing that would not allow the leasing of the Parcel in the ordinary course of business. In the event that Buyer would be entitled to receive a Buyer Hazmat Credit or Buyer CapEx Credit with respect to any Parcel, Seller may instead elect to exclude such Parcel in which case (x) Seller’s Excluded Parcel Ceiling would not apply to such excluded Parcel, and (y) the provisions of Section 5(c) shall apply with respect to such excluded Parcel.

(b)    Seller Exclusion Rights. In the event that Buyer has elected to terminate this Agreement pursuant to any provision of this Agreement and the condition, matter or breach (including, without limitation, the Occupancy Condition) giving rise to such termination relates to one or more specific Parcels or the attributes of the aggregate group or sub-group of Parcels, then, if designating such affected Parcel or Parcels as an Excluded Parcel would cure or eliminate the applicable condition, matter or default that gave rise to such termination, Seller shall have the right, by delivery of written notice to Buyer within five (5) Business Days following receipt of a termination notice from Buyer, to designate such affected Parcel or Parcels as Excluded Parcels, and in such event, (i) this Agreement shall continue in full force and effect with respect to all Parcels, other than with respect to such Parcels designated as Excluded Parcels by Seller pursuant to this Section 5(b) and any other Excluded Parcels, as elected by Buyer in accordance with this Agreement, and (ii) the provisions of Section 5(c) shall apply with respect to all such Excluded Parcels; provided, however, that in no event shall Seller have the right to designate more than twenty-five (25) Parcels as Excluded Parcels under this Section 5(b) and Section 5(e), together with the Companion Contract Property designated under Section 5(b) and Section 5(e) of the Companion Contract, in the aggregate (the “Seller’s Excluded Parcel Ceiling”).

(c)    Excluded Parcels. In the event that any Parcels are designated as Excluded Parcels pursuant to Section 5(a) or Section 5(b) or any other applicable provision of this Agreement or by mutual agreement of the parties, then (i) Buyer shall no longer be obligated to acquire, and Seller shall no longer be obligated to sell, such Excluded Parcels, (ii) other than as set forth in Section 21(c)(iv), this Agreement shall be terminated with respect to such Excluded Parcels and Buyer’s and Seller’s obligations hereunder with respect to such Excluded Parcels shall be null and void, except as expressly set forth herein to survive the termination of this Agreement, (iii) Buyer and Seller shall be obligated to proceed to Closing with respect to all Parcels other than the Excluded Parcels (subject to the terms hereof), (iv) Seller’s Representations shall be deemed modified to exclude any such Excluded Parcels, (v) at Closing, the portion of the Deposit allocated to such Excluded Parcels shall be applied toward the Purchase Price, and (vi) the Purchase Price will be reduced by the sum of the amounts set forth in the Allocation Schedule in Exhibit G allocated to such Excluded Parcels.

(d)    Failure to Exclude Parcels. If, on or before the expiration of the Inspection Period, Buyer is aware that any Parcel has a Material Defect, and even if Buyer has delivered to Seller a Title Objection Notice in accordance with Section 4(c)(ii), but Buyer does not designate such Parcel as an Excluded Parcel prior to the expiration of the Inspection Period, Buyer shall have waived the right to subsequently designate such Parcel as an Excluded Parcel or to terminate this Agreement as a result of such Material Defect.

(e)    Occupancy Condition. Notwithstanding anything to the contrary contained herein, in the event the pool of Parcels remaining after the Excluded Parcels are removed results in a failure of the condition set forth in Section 12(a)(ix) below (the “Occupancy Condition”), Buyer shall have the right to elect, by written notice to Seller delivered by not later than one (1) Business Day prior to the Closing Date (the “Occupancy Election Notice”), to proceed to Closing and the Occupancy Condition shall no longer be a condition to Closing; provided, in such event, Seller shall provide a credit to Buyer at Closing equal to the product of (the “Occupancy Condition Credit”): (i) the difference between the actual occupancy rate at Closing and the occupancy rate set forth in the Occupancy Condition, multiplied by (ii) the average Rent Roll for Leased Properties, multiplied by (iii) 3; provided, further, however, that, in lieu of providing Buyer with any Occupancy Condition Credit at Closing, Seller shall have the right to elect to designate additional Excluded Parcels if they are unoccupied in order to satisfy the Occupancy Condition and any Parcels designated by Seller as Excluded Parcels pursuant to this Section 5(e) shall be subject to the Seller’s Excluded Parcel Ceiling. In no event shall Buyer have the right to terminate this Agreement as a result of the failure of the Occupancy Condition to be satisfied.

(f)    Intentionally Omitted.

(g)    No Cherry Picking. Except as otherwise expressly set forth in this Agreement with respect to the Excluded Parcels, Buyer shall have no right to buy, and Seller shall have no obligation to sell, less than all of the Property, it being the express agreement and understanding of Buyer and Seller that, as a material inducement to Seller and Buyer to enter into this Agreement, Buyer has agreed to buy, and Seller has agreed to sell, all of the Property other than Excluded Parcels.

6.    Interim Operating Covenants.

(a)    Leases. During the period from the date following the expiration of the Inspection Period to the Closing (or earlier termination of this Agreement), Seller shall not enter into new leases for Parcels now vacant or for Parcels which may become vacant, or enter into any amendments of any Existing Leases or consent to any renewals, extensions, expansions or terminations of any Leases (other than those to which the Tenant is entitled pursuant to the terms of the Existing Lease) unless such actions are in the ordinary course of business and on similar lease forms, rental rates and other terms as is consistent in all material respects with the past practices of Seller.

(b)    Approved Leases. Any new lease entered into by Seller after the Effective Date in accordance with Section 6(a), and any Existing Lease extended or otherwise amended or modified after the Effective Date in accordance with Section 6(a), shall be referred to herein as an “Approved Lease” and collectively, the “Approved Leases”. Buyer expressly acknowledges that the termination of any of the Existing Leases or Approved Leases prior to Closing by reason of the expiration of their respective terms or the default of the Tenants thereunder (so long as such termination is in compliance with the provisions of Section 6(a)), or a failure of a proposed tenant to follow through with the execution thereof, shall not excuse Buyer from its obligation to complete Closing and to pay the full Purchase Price. Upon Buyer’s written request, Seller shall post to the Data Room updated Rent Rolls for the Parcels, provided same shall not be requested more than once per month prior to Closing (but up to twice during the final month before Closing Date), and the final Rent Roll shall be delivered to Buyer by posting same to the Data Site no sooner than three (3) days prior to Closing.

(c)    Conduct of Seller.

(i)    Except (1) to the extent compelled or required by applicable law or HOA, (2) as otherwise permitted by this Agreement, or (3) as consented to in writing by Buyer, during the period from Effective Date to the Closing Date, Seller shall: (A) conduct its respective business and operations and operate, manage and maintain the Parcels in all material respects in the ordinary course, consistent in all material respects with past practice and applicable law; (B) maintain its respective assets and properties consistent with past practice and applicable law in all material respects, provided in no event shall Seller be required to make any improvements to the Property other than as necessary to maintain the Improvements in their present condition, ordinary wear and tear excluded, but only to the extent that Seller would otherwise make such expenditure in the ordinary course of business consistent in all material respects with past practices; (C) perform, in all material respects, all of its material obligations under the Leases and Contracts to which Seller is a party to the extent same could result in any liability to Buyer after the Closing; (D) intentionally omitted; and (E) maintain in full force and effect the insurance policies currently in effect with respect to the Parcels (or replacements continuing substantially similar coverage).

(ii)    Without limiting the generality of the foregoing, except (1) to the extent compelled or required by applicable law or HOA, (2) as otherwise permitted by this Agreement, or (3) as consented to in writing by Buyer, which consent shall be in Buyer’s sole discretion (except if such actions are necessary or are in response to any emergency with respect to any Parcel, then such consent shall not be unreasonably withheld, conditioned or delayed), during the period from Effective Date (except as otherwise set forth below) to the Closing Date, Seller shall not:

(A)    intentionally omitted;

(B)    intentionally omitted;

(C)    intentionally omitted;

(D)    during the period from and after the date that is ten (10) days prior to the expiration of the Inspection Period until the Closing (provided that Seller shall disclose to Buyer in writing, at least two (2) days prior to the expiration of the Inspection Period, all of the following that take place during such period), enter into new contracts or agreements relating to the construction, management, service, utility operation, maintenance, repair or improvement of the Property, or otherwise imposing obligations on or affecting the Property, including management agreements, easement agreements, brokerage agreements for the leasing of the Property, equipment leases, maintenance agreements, warranties, Management Agreements, and parking agreements (each, a “Contract”), in each case, to the extent same would be binding on Buyer (directly or indirectly) following the Closing, other than (i) as necessary to conduct its business and operations and operate, manage and maintain the Parcels in all material respects in the ordinary course, consistent in all material respects with past practice and applicable law, (ii) Contracts that are terminable upon thirty (30) days prior notice at no cost to Buyer and (iii) the Leases;

(E)    other than Leases, sell or transfer all or any portion of the Real Property or any interest therein or otherwise dispose of the Real Property or any part thereof or interest therein (except in connection with any condemnation), or alter or amend the zoning classification of the Real Property;

(F)    during the period from and after the date that is ten (10) days prior to the expiration of the Inspection Period until the Closing (provided that Seller disclose to Buyer in writing, at least two (2) days prior to the expiration of the Inspection Period, all of the following that take place during such period), other than Leases, further encumber all or any portion of the Real Property or any interest therein without Buyer’s prior consent, not to be unreasonably withheld, conditioned or delayed;

(G)    intentionally omitted;

(H)    intentionally omitted;

(I)    intentionally omitted;

(J)    intentionally omitted;

(K)    during the period from and after the date that is ten (10) days prior to the expiration of the Inspection Period until the Closing (provided that Seller disclose to Buyer in writing, at least two (2) days prior to the expiration of the Inspection Period, all of the following that take place during such period), settle or compromise any pending or threatened in writing Litigation affecting the Real Property which is not paid by insurance and which settlement is in excess of Twenty Thousand and 00/100 Dollars ($20,000.00); provided, however, that if Seller is served with process or receives written notice that Litigation affecting the Real Property has been commenced against it which is not covered in full by insurance (other than deductibles payable thereunder) and is in excess of $20,000.00, Seller shall notify Buyer within five (5) days of receipt of such service of process or written notice; and provided, further, that Seller shall diligently pursue a resolution or settlement, at Seller’s sole cost and expense, of any outstanding and unresolved Litigation affecting the Real Property that is not covered in full by insurance (other than deductibles payable thereunder) that exists as of the Closing Date, but expressly excluding any Tenant eviction proceedings (“Unresolved Litigation”), and Seller shall, upon written request from Buyer from time to time, update Buyer as to the status of such Unresolved Litigation. The foregoing obligation shall survive the Closing;

(L)    during the period from and after the date that is ten (10) days prior to the expiration of the Inspection Period until the Closing (provided that Seller shall disclose to Buyer in writing, at least two (2) days prior to the expiration of the Inspection Period, all of the following that take place during such period), agree to incur any new Tenant Inducement Costs without Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed; or

(M)    authorize, agree, resolve or consent to any of the foregoing.

(d)    Efforts. Upon the terms and conditions set forth herein, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the Closing Date, the transactions contemplated herein; provided that (i) Seller shall not be required to waive or reduce any rights or increase its obligations or liabilities under this Agreement and (ii) in no event shall any Seller Parties (other than Seller) be required to incur any obligations or liabilities. If requested by Buyer, Seller shall reasonably cooperate with Buyer (at no cost to Seller) with respect to any financing to be obtained by Buyer at Closing by any lender, provided that (i) Seller shall not be required to waive or reduce any rights or increase its obligations or liabilities under this Agreement and (ii) in no event shall any Seller Parties (other than Seller) be required to incur any obligations or liabilities.

(e)    Included Contracts. At any time prior to the expiration of the Inspection Period, Buyer may deliver written notice (“Contracts Election Notice”) to Seller electing to (A) not terminate any Contracts identified in such notice entered into by Seller and (B) cause the assignment to Buyer at Closing of any Contracts identified in such notice entered into by Seller (all such Contracts which Buyer elects to assume at Closing, collectively, the “Included Contracts”). At Closing, Seller shall terminate, at no cost to Seller (it being agreed that Buyer shall not be responsible for the termination costs of any Contracts Buyer does not elect to assume at Closing which are entered into by Seller after the Effective Date without Buyer’s prior written approval; provided that Buyer’s prior written approval of any Contracts shall be deemed Buyer’s election to assume same at Closing and such Contracts shall be deemed Included Contracts), all Contracts other than the Included Contracts (and other than the Raymond James Agreement (as hereinafter defined)), and to cause the assignment at Closing of such Included Contracts to be assigned to Buyer (or Buyer’s designee) as contemplated pursuant to clause (B) above. In the event that Buyer does not timely deliver the Contracts Election Notice, Buyer shall be deemed to have elected not to assume any Contracts (other than the Contracts Buyer approves in writing after the Effective Date, all of such Contracts to be deemed Included Contracts). Notwithstanding the foregoing, Seller shall be solely responsible for, and in no event shall Buyer be responsible for, any fees, costs or expenses associated with the termination of any property management agreement with Prager Property Management, LLC or its Affiliates.

(f)    No-Shop. Between the Effective Date and ending on the earlier of (i) the Closing Date or (ii) the termination of this Agreement, neither Seller nor any of its Affiliates shall solicit, encourage or facilitate (including by way of providing information regarding the Property to any person or providing access to any person) any inquiries, discussions or proposals regarding, continue or enter into discussions or negotiations with respect to, or enter into or consummate any agreement or understanding in connection with any proposal regarding, any purchase or other acquisition of all or any portion of the Property (other than the sale of products or services in the ordinary course of business consistent with past practices), and Seller its Affiliates’ directors, officers, employees, agents, representatives shall refrain from any of the foregoing; provided, that Seller shall not be required to initiate litigation against any such directors, officers, employees, agents or representatives.

7.    Apportionments.

(a)    Generally. Apportionments under this Section 7 shall be made as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Cut-Off Time”), as if Buyer was vested with title to the Property during the entire day upon which the Closing occurs. Seller shall be entitled to all income produced from the operation of the Property which is allocable to the period prior to the Cut-Off Time and shall be responsible for all expenses allocable to that period.

(i)    Rent. Rent (including any prepaid rent but excluding any Deferred Rents) under each Lease will be apportioned as of the Cut-Off Time (collectively, “Tenant Charges”). All Tenant Charges which are attributable to the period of time prior to the Cut-Off Time will accrue to Seller. All Tenant Charges which are attributable to the period of time from and after the Cut-Off Time will accrue to Buyer. If Closing occurs on a day other than the first day of a calendar month, then Buyer will receive a credit at such Closing for the portion of the Tenant Charges actually received by Seller for the month of such Closing relating to the period of time from and after the Cut-Off Time through the remaining portion of the month. All Tenant Charges collected by Buyer after the Closing shall be Buyer’s sole and exclusive property and shall not be prorated at the Closing. After the Closing, Seller may not commence any action to collect delinquent Tenant Charges with respect to the Properties (collectively, the “Delinquent Tenant Charges”). Any Tenant Charges prepaid and applicable to the period following the Closing Date shall be credited (without any duplication under Section 1(a)(vii)) by Seller to the Buyer on the Closing Date.

(ii)    Leasing Commissions. Seller agrees that Seller shall be responsible for payment of, and Seller shall pay the same on or prior to Closing or give Buyer a credit at Closing for, any unpaid installments of any leasing or brokerage commissions due on account of the existing term and the existing leased premises of the Existing Leases, whether such installments of leasing or brokerage commissions are payable before or after the Effective Date or before or after the Closing Date. Except as provided below in this Section 7(a)(ii), if Seller enters into any Approved Lease or amends an Existing Lease prior to Closing in accordance with Section 6 of this Agreement, then any commission payable with respect thereto shall be apportioned between Seller and Buyer as of the Closing Date based on the period of the initial lease term or amended lease term, as applicable.

(iii)    Tenant Inducement Costs; Free Rent Periods. In the event there are any Tenant Inducement Costs associated with the Leases, there shall be an apportionment of such Tenant Inducement Costs. For purposes of this Agreement, the term “Tenant Inducement Costs” means tenant improvement costs, moving costs, improvement allowances and similar tenant inducement costs which are to be borne by the landlord per the terms of the Lease, including any reduced Tenant Charges on account of free or reduced rent periods.

(iv)    Prorations Under Included Contracts. Except as otherwise provided herein (e.g., in Section 7(a)(ii) with respect to leasing commissions), amounts payable under any Included Contracts and other operating and maintenance expenses and other recurring costs relating to the Property shall be apportioned as of the Cut-Off Time.

(v)    Taxes and Assessments. Real estate taxes, ad valorem taxes, taxes in lieu, pilot payments, assessments and similar property taxes (“Real Property Taxes”) shall be apportioned as of the Cut-Off Time as follows:(A) Seller shall be allocated and bear all liability for Real Property Taxes relating to the period ending prior to the Closing Date and (B) Buyer shall be allocated and bear all liability for Real Property Taxes relating to the periods on and after the Closing Date. If the Real Property Tax bill for the Real Property Tax year in which the Closing occurs has not been issued on or before the Closing Date, the apportionment of Real Property Taxes shall be computed based upon the most recent Real Estate Tax bill available. If, on the Closing Date, bills for the Real Property Taxes imposed upon the Real Property for the Real Property Tax year in which Closing occurs have been issued and are due and payable but shall not have been paid by Seller, such real property Taxes shall be paid at the time of Closing pursuant to the apportionment provided by this Section 7(a)(v). For the avoidance of doubt, any refunds of Real Property Taxes (including in the form of a direct credit or estimated Tax payments) with respect to the period up to the Cut-Off Time (any such refund, a “Pre-Closing Tax Refund”) shall be for the account of Seller, and Buyer shall pay over to Seller any such Pre-Closing Tax Refund (including any interest received with respect thereto) within ten (10) Business Days after receipt, or if the Pre-Closing Tax Refund is in the form of a direct credit, within ten (10) Business Days after the date on which the Tax Return claiming such credit is filed. Buyer shall cooperate with Seller in obtaining such Pre-Closing Tax Refunds, including through the filing of amended Tax Returns or refund claims, provided Seller shall reimburse Buyer for all reasonable and actual third party associated costs and expenses incurred in connection with the collection of any Pre-Closing Tax Refunds related to the period prior to the Cut-Off Time. Notwithstanding anything to the contrary set forth in this clause (v), for U.S. federal income Tax purposes (and any comparable provision of state and local income Tax Law), the parties agree to treat the transactions contemplated by this Agreement as purchases and sales of the assets owned by Seller and no income Taxes shall be prorated between the parties.

(vi)    HAP Payments. HAP Payments and all dues, fees, assessments and impositions with respect to a Parcel shall be apportioned as of the Cut-Off Time.

(vii)    HOA Fees. Charges levied or assessed or imposed against a Parcel, by an HOA (“HOA Fees”) shall be apportioned as of the Cut-Off Time.

(viii)    Utilities. Utilities, including water, sewer, electric and gas, which are not paid by tenants under the Leases shall be prorated on a per diem basis as of the Cut-Off Time based upon last available invoices therefor and, if necessary, such prorations will be adjusted pursuant to and in accordance with Section 7(a)(xiii).

(ix)    Credits. Subject to the terms and conditions of Section 5, Buyer shall receive a credit at Closing in the amount of all credits related to the failure of the Occupancy Condition, the HazMat Credits and the Buyer CapEx Credits, if any.

(x)    Other Income and Expenses. All other income or revenue of the Property, and all other operating expenses of the Property, shall be prorated as of the Cut-Off Time to the extent received prior to Closing.

(xi)    Accounting. Upon the request of Seller (which request may be made from time to time but shall not be made more than once in any calendar quarter), Buyer shall provide Seller an accounting of all sums received and/or paid by Buyer or any of its subsidiaries under any of the Leases.

(xii)    Preliminary Closing Adjustment. Seller and Buyer shall jointly prepare a preliminary closing statement within five (5) days prior to the Closing Date (the “Closing Statement”), and shall deliver such a final Closing Statement to the Escrow Holder at least 24-hours prior to the Closing Date. The preliminary Closing Statement and the apportionments and/or proration allocations reflected therein shall be based upon actual figures to the extent available. If any of the apportionments and/or prorations cannot be calculated accurately based on actual figures on the Closing Date, they shall be calculated based on Seller’s and Buyer’s good faith estimates thereof, subject to reconciliation as hereinafter provided.

(xiii)    Post-Closing Reconciliation. If there is an error on the preliminary Closing Statement or, if after the actual figures are available as to any items that were estimated on the preliminary Closing Statement, it is determined that any actual proration or apportionment varies from the amount thereof reflected on the preliminary Closing Statement, the pro ration or apportionment shall be adjusted based on the actual figures as soon as feasible. Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party, which payment shall be treated as an adjustment to the Purchase Price, including for Tax purposes. The parties shall seek to complete all such reconciliations within one hundred twenty (120) days after the Closing Date, after which time such reconciliations shall be deemed final (and neither party shall have any further right to dispute the same), except for (i) Taxes, which shall be reconciled within forty-five (45) days after the date the actual Taxes are finalized based on receipt of the actual tax bills, and (ii) any specific matters for which either party has given notice of dispute to the other party and is actively pursuing resolution of such dispute in good faith. Seller and Buyer and Buyer’s property manager shall maintain and make reasonably available to each other any books or records necessary for the adjustment of any items hereunder.

(b)    Tenant Security Deposits. At Closing, Seller shall give Buyer a credit for all Security Deposits then held by Seller as of the Closing Date by or for tenants under the Leases, to the extent not previously applied in accordance with the Leases, including any accrued interest. Buyer will cause all Security Deposits to be maintained after Closing in accordance with the requirements of applicable law and shall indemnify and defend Seller and the other Indemnified Parties from and against all Claims of Tenants with respect to the Security Deposits for which Buyer received a credit at Closing, which indemnity shall survive Closing indefinitely.

8.    Closing Costs.

(a)    Buyer’s Costs. Buyer shall pay: (i) the costs of its counsel, architect, engineers and other professionals and consultants, (ii) the cost of obtaining any surveys, (iii) any mortgage recording Tax on any mortgage financing which Buyer may obtain in connection with its acquisition of the Property, (iv) one-half of the escrow fee and closing fees charged by the Escrow Holder, and (v) the premiums and other fees payable at Closing in connection with the binding of a R&W Insurance Policy, if any.

(b)    Seller’s Costs. Seller shall pay: (i) the costs of its counsel and other professionals and consultants; and (ii) one-half of the escrow fee and closing fees charged by the Escrow Holder.

(c)    Other Taxes and Charges. Seller shall pay one-half and Buyer shall pay one-half of (i) the costs associated with the provision of a standard owner’s title insurance policy and any endorsements to the standard owner’s title insurance policy requested by Buyer to be issued at Closing and any coinsurance or reinsurance costs, if any; (ii) any and all transfer, sales (including bulk sales), use, documentary, stamp and other similar taxes, and all conveyance fees, recording charges and other similar fees and charges (including interest, penalties and/or additional amounts with respect thereto) incurred in connection with the consummation of the Transactions (item (ii) hereinafter referred to as “Transfer Taxes”); and (iii) all other closing costs not specifically set forth herein. Any tax returns that must be filed in connection with Transfer Taxes shall be prepared and filed by the party primarily or customarily responsible under applicable local law for filing such tax returns, and such party shall make reasonable efforts to provide a draft of such tax returns to the other party at least five (5) Business Days prior to the date such tax returns are due to be filed for such other party’s review and consent (not to be unreasonably withheld, delayed or conditioned). Buyer and Seller shall cooperate in the timely completion and filing of all such tax returns. To the extent that a party makes a payment of a Transfer Tax (or portion thereof) for which the other party should have paid, such other party shall promptly reimburse the party that paid the Transfer Taxes in the amount of such payment.

9.    Municipal Violations/Notices.

To the extent the Tenants under their respective Leases are to comply with laws, ordinances, public regulations or statutes applicable to their respective leased premises, Buyer shall look solely to the Tenants under the Leases to comply with any notices concerning the existence of an uncorrected violation issued by any public authority (including any fines, interest or penalties thereon due to non-compliance therewith) in respect of the Real Property, and Seller shall not be responsible to comply with any such notices or the conditions referred to therein, nor shall the issuance or existence of any such notices relieve Buyer of its obligations to consummate the transactions contemplated herein. The provisions of this Section 9 shall survive Closing indefinitely.

10.    Seller’s Representations. Seller hereby represents and warrants to Buyer, as of the Effective Date and as of the Closing Date (as may be updated or modified in accordance with this Agreement), except for such representations and warranties that are expressly provided as of another specific date, as follows:

(i)    Organization. Seller is a limited liability company, duly organized and validly existing under the laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as now conducted.

(ii)    Authorization. Seller has the limited liability company power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and Seller has duly authorized the execution and performance of this Agreement. Seller has, or will have prior to Closing, obtained any consents from partners, members, and/or shareholders required to permit the transactions contemplated by this Agreement.

(iii)    Intentionally Omitted.

(iv)    Intentionally Omitted.

(v)    No Conflicts; Consents. Except as set forth on Exhibit I, the execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Seller; (b) conflict with or result in a violation or breach of any law or governmental order binding upon Seller (subject to the second sentence of Section 10(a)(vi) below); or (c) require the consent, notice or other action by any person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Included Contract to which Seller is a party, by which Seller is bound, or to which the Property is subject.

(vi)    Governmental Authorizations and Consents. No consents, licenses, approvals or authorizations of, any governmental authority are required to be obtained or made by Seller in connection with the execution, delivery, performance, validity and enforceability of this Agreement or the consummation by Seller of the transactions contemplated herein. Notwithstanding the foregoing, while the parties intend for the transactions contemplated by this Agreement to comply with applicable securities laws, Seller makes no representation or warranty with respect to such compliance.

(vii)    No Condemnation. To Seller’s knowledge, as of the Effective Date, (a) there are no existing or pending condemnation proceedings or deeds in lieu of condemnation affecting any Parcels comprising part of the Real Property and (b) Seller has not received any written notices regarding any pending condemnation proceedings or deeds in lieu of condemnation affecting any Parcels comprising part of the Real Property.

(viii)    FIRPTA. Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Code and the regulations promulgated thereunder.

(ix)    Bankruptcy. Seller has not: (A) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (B) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (C) made an assignment for the benefit of creditors.

(x)    Litigation. To Seller’s knowledge, as of the Effective Date, except for those matters described in Exhibit J, Seller has not received any written notice of any pending claims (for which legal proceedings have been commenced), actions, suits, audits, proceedings or governmental investigations (“Litigation”) against (i) Seller which affects the Real Property or (ii) any of the Real Property, in each case, other than Litigation which is covered in full by insurance (other than deductibles payable thereunder) or involves a sum in dispute which does not exceed $20,000.00.

(xi)    Seller not a “Prohibited Person”.

(A)    Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order, such other rules, regulations, legislation, or orders are collectively called the “Orders”).

(B)    Neither Seller, nor to Seller’s knowledge, any beneficial owner of Seller (other than the holder of an interest in any publicly traded company):

a.    is listed on any Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

b.    is a person subject to the prohibitions contained in the Orders;

c.    is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person subject to the prohibitions contained in the Orders;

d.    is any of the governments of Cuba, Iran, North Korea, Myanmar, Syria or Sudan or any other country with whom a United States citizen or entity organized under the laws of the United States or its territories is prohibited from transacting business of the type contemplated by this Agreement (each, a “Prohibited Country”);

e.    is established in, organized under or has their principal place of business in a Prohibited Country;

f.    is a publicly traded company identified by an independent researcher specializing in global security as (1) owning or controlling material property or assets or having employees or facilities located in, (2) providing goods or services to or obtaining goods or services from, (3) having distribution agreements with, issuing credits or loans to or purchasing bonds or commercial paper issued by, or (4) investing in, any Prohibited Country or any company domiciled in any Prohibited Country; or

(C)    is a person Affiliated with a person described in clauses (a) to (f) above.

(xii)    ERISA. Seller is not (i) an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to the provisions of Title I of ERISA, (ii) a “plan” that is subject to the prohibited transaction provisions of Section 4975 of the Code or (iii) an entity whose assets are treated as “plan assets” under ERISA by reason of an employee benefit plan’s or plan’s investment in such entity.

(xiii)    Leases. (A) As of the Effective Date, there are no leases, subleases, ground leases, licenses or other occupancy agreements to which Seller is a party (including by assignment or other succession) affecting or relating to the Real Property as of the Effective Date except for the Existing Leases (provided, however, that no representation or warranty is or will be made by Seller that any Leases will be in effect as of the Closing Date and no representation or warranty is or will be made with respect to subleases to which Seller is a party); and (B)  Exhibit C contains a true, correct and complete in all material respects list of all of the Existing Leases; and, to Seller’s knowledge, true, correct and complete in all material respects copies of the Existing Leases, including, without limitation, guaranties thereof and amendments thereto, have been made available via the Diligence Room to Buyer. As of the Effective Date, other than as set forth on Exhibit K, there are no outstanding Tenant Charge arrearages. Seller has not undertaken any eviction with respect to any Parcel in violation of the eviction moratorium issued by the U.S. Centers for Disease Control and Prevention in response to COVID-19 (the “CDC Eviction Moratorium”), or in violation of any other state or local eviction moratorium applicable to any Parcels.

(xiv)    Rent Roll. Attached hereto as Exhibit L are the current rent rolls as of a date no more than five (5) days prior to the date hereof with respect to the Parcels (the “Rent Rolls”), which are the Rent Rolls used by Seller in the ordinary course of business in connection with the ownership and operation of the Parcels. The Rent Rolls set forth a list of all Security Deposits actually being held by Seller under the respective Existing Leases with respect to each Parcel as of the date of such Rent Roll.

(xv)    Commission Agreements. Copies of all leasing commission agreements entered into by Seller (except for the Raymond James Agreement) affecting all of any portion of the Property, other than the leasing commission provisions set forth in the Management Agreements, have been posted to the Diligence Room.

(xvi)    Contracts. As of the Effective Date, except as set forth on Exhibit M-1, the Existing Leases and any Contracts identified on the Title Commitment, there are no existing Contracts to which Seller is a party or that will be binding upon Seller or the Property after Closing. Exhibit M-2 sets forth all agreements entered into by and between Seller and any manager in connection with the property management of any of the Property (the “Management Agreements”).

(xvii)    Intentionally Omitted.

(xviii)    Intentionally Omitted.

(xix)    Intentionally Omitted.

(xx)    Intentionally Omitted.

(xxi)    Environmental Matters. Except as provided in Exhibit W, Seller has not received written notice from any third party, including any governmental authority, that any Hazardous Materials exist on, under or about any of the Parcels in violation of any Environmental Laws which has not been cured. As used herein, the term “Hazardous Materials” shall mean any substance which is or contains (A) any “hazardous substance” as now or hereafter defined in CERCLA or any regulations promulgated under CERCLA; (B) any “hazardous waste” as now or hereafter defined in RCRA or regulations promulgated under RCRA; (C) any substance regulated by the TSCA; (D) gasoline, diesel fuel, or other petroleum hydrocarbons; (E) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (F) polychlorinated biphenyls; (G) radon gas; and (H) any additional substances or materials which are currently classified or considered to be hazardous or toxic under Environmental Requirements or the common law, or any other applicable laws relating to the Property. As used herein, the term “Environmental Requirements” shall mean all laws, ordinances, statutes, codes, rules, regulations, applicable binding judgments, applicable judicial or administrative orders, and applicable consent decrees, now or hereafter enacted, promulgated, or amended, of the United States, the states, the counties, the cities, or any other political subdivisions in which the applicable Property is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over Seller with respect to such Property, relating to pollution, the protection or regulation of human health, natural resources, or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or waste or Hazardous Materials into the environment (including, without limitation, ambient air, surface water, ground water or land or soil).

(xxii)    Intentionally Omitted.

(xxiii)    Existing Title Policy Claims. Exhibit N contains a list of outstanding or pending claims against any Existing Title Policy.

(xxiv)    Existing Casualty. To Seller’s knowledge, no fire or other casualty has occurred with respect to any Parcel which has not been restored and would have a material adverse effect on such Parcel, except as set forth on Exhibit X (collectively, the “Existing Casualty Parcels”).

(xxv)    Intentionally Omitted.

(xxvi)    Insurance. Seller maintains the insurance policies listed on Exhibit P, which insurance is in full force and effect. Except as detailed in Exhibit P, within the last three (3) years, Seller has not made any material claim against an insurance policy as to which the insurer has or is denying coverage. To Seller’s knowledge, Seller is not in default in any material respect under any insurance policy maintained by any of them.

(xxvii)    Intentionally Omitted.

(xxviii)     Intentionally Omitted.

(xxix)    HOAs; HAP Payments. To Seller’s knowledge, as of the Effective Date, other than as set forth on Exhibit R, there are no HOA Fees or HAP payments due and payable and outstanding with respect to the Property. None of the Parcels consist of housing cooperatives or manufactured housing. To Seller’s knowledge, Exhibit S sets forth a true, accurate and complete in all material respects list of Parcels which are subject to an HOA for which HOA Fees are paid on a regular basis.

(xxx)    Anti-Bribery; Anti-Corruption. Seller has not (i) offered, promised, given or agreed to give to any person or entity any bribe on behalf of Buyer or its Affiliates or otherwise pertaining to the Property; or (ii) engaged in any activity or practice which would constitute an offense under any applicable anti-bribery and/or anti-corruption laws, including but not limited to the United States Foreign Corrupt Practices Act of 1977 with respect to the transaction contemplated by this Agreement.

(xxxi)    Current Use and Occupation Restriction Agreements. Other than the Leases or as set forth on the Title Commitments, Seller has not entered, during its period of ownership of the Parcels, into an agreement which would restrict the current use and occupation of any Parcel after the Closing

(xxxii)    Construction Projects. Exhibit Q details construction, renovation, repair or development projects with respect to any Parcel with costs or expenses in excess of $12,500 in the aggregate with respect to such Parcel or any tenant improvement funding obligations, which are ongoing as of the Effective Date (the “Construction Projects”).

(b)    All references in this Section 10 or elsewhere in this Agreement and/or in any other document or instrument executed by Seller in connection with or pursuant to this Agreement, to “Seller’s knowledge” or “to the knowledge of Seller” and words of similar import shall refer solely to facts within the actual knowledge as of the Effective Date of Merek Shoob or Todd M. Terwilliger, without further investigation or inquiry and without any individual liability on their part, but shall not otherwise be construed to refer to the knowledge of any other past, present or future employee, officer, director, shareholder or agent of Seller, or any of its respective Affiliates and their respective officers, directors, agents, employees or representatives, and shall in no event be deemed to include imputed, implied or constructive knowledge. All references in this Agreement to “Seller’s Representations” shall mean Seller’s representations set forth in this Section 10 and in Section 20 of this Agreement.

(c)    If Seller or Buyer discovers any inaccuracy in any of the foregoing representations and warranties or if events occur or there is a change in facts or circumstances which would cause any of the foregoing representations and warranties to be inaccurate or cause Seller to be unable to re-make such representations and warranties as of the Closing Date (an “RW Change”), such party shall bring such matter to the attention of the other party by written notice delivered within five (5) Business Days of obtaining actual knowledge thereof (a “Representation Notice”). Failure of Buyer to deliver a timely Representation Notice to Seller upon obtaining actual knowledge of an RW Change shall be deemed a waiver of any such RW Change and the applicable representation or warranty shall be deemed updated by such RW Change. If a Representation Notice identifies an RW Change with respect to one or more Parcels which results in a material adverse effect on the Property, the Companion Contract Property, the Acquired Companies and the Fee Owners (as defined in the Companion Contract), as a whole, and if Seller is unable to provide assurance reasonably satisfactory to Buyer that the substantive circumstance causing such material breach of a representation or warranty will be cured prior to Closing (an “RW Change Cure Assurance”) (or if Seller provides such assurance but thereafter is unable to cure such material breach, subject to Section 12(d), on or before the Closing Date), then Buyer shall have the right, as its sole remedy (which must be exercised by delivery of a written notice to Seller on the date which is the earlier of (x) five (5) Business Days from Seller’s delivery of an RW Change Cure Assurance or (y) the then-scheduled Closing Date), to either (i) proceed to Closing hereunder without any reduction in Purchase Price, (or (ii) terminate this Agreement and receive back the Deposit (excluding the Non-Refundable Deposit unless such RW Change arose or resulted from Seller’s default hereunder); provided, however, that if Buyer elects to terminate this Agreement in accordance with this Section 10(c), Seller shall have the rights set forth in Section 5(b); and provided, further, that if such RW Change occurred as a result of a breach by Seller of its covenants hereunder, then Buyer shall have the right to (1) pursue remedies set forth in Section 14(b), or (2) designate the affected Parcels as Excluded Parcels without counting against the Excluded Parcel Cap, and in such event Section 5(c) will apply. In the event of any termination of this entire Agreement by Buyer pursuant to and in accordance with this Section 10(c), then, except as provided in Section 14(b), upon the return of the Deposit (including the Non-Refundable Deposit, to the extent refundable hereunder) to Buyer, this Agreement shall be and become null and void, neither party shall have any further rights or obligations hereunder (except for the obligations of Buyer and Seller that expressly survive termination as set forth in this Agreement, which shall survive the cancellation of this Agreement). If Buyer does not timely terminate the Agreement following the delivery by Seller to Buyer of an RW Change Cure Assurance, then Buyer shall be deemed to have waived any objection to such matter, such matter thereafter shall not be construed as a breach of the representations and warranties of Seller set forth herein, and at Closing, the applicable representation or warranty shall be deemed updated by such RW Change and Buyer shall be deemed to have acquired the Property subject to such information delivered by Seller.

11.    Buyer Representations.

Buyer hereby represents to Seller, as of the Effective Date and as of the Closing Date, as follows:

(a)    Organization. Buyer is a corporation, duly organized and validly existing under the laws of the State of Delaware, and has all requisite corporate power and authority to carry on its business as now conducted.

(b)    Authorization. Buyer has the corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and Buyer has duly authorized the execution of this Agreement. Buyer has, or will have prior to Closing, obtained any consents from partners, members, shareholders, directors, managers and investment committees required to permit the transactions contemplated by this Agreement.

(c)    Litigation. There is no Litigation pending and served upon Buyer, or to Buyer’s knowledge, threatened against Buyer, which if adversely determined, would adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

(d)    ERISA. Buyer is not, and is not acquiring the Property with the assets of, (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a “plan” (as defined in Section 4975(e)(1) of the Internal Revenue Code, as amended) to which Section 4975 of said Code applies, or (iii) an entity whose underlying assets include “plan assets” of a plan described in (i) or (ii) by reason of such plan’s investment in the entity.

(e)    Bankruptcy. Buyer has not (i) commenced a voluntary case, or had entered against it a petition, for relief under the federal bankruptcy code or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

(f)    Buyer not a “Prohibited Person”.

(i)    Buyer is in compliance with the Order and other similar requirements contained in the rules and regulations of OFAC.

(ii)    Neither Buyer, nor, to Buyer’s actual knowledge, any beneficial owner of Buyer:

(A)    is listed on the Lists;

(B)    is a person subject to the prohibitions contained in the Orders;

(C)    is owned or controlled by, or acts for or on behalf of, any person on the Lists or any other person subject to the prohibitions contained in the Orders;

(D)    is any of the governments of a Prohibited Country;

(E)    is established in, organized under or has its principal place of business in a Prohibited Country; or

(F)    is a person owned and controlled by a person described in clauses (a) to (e) above;

provided, that in each case, the foregoing shall not apply to any direct or indirect holder of publicly traded shares in any person or any Affiliate thereof.

(g)    Anti-Bribery; Anti-Corruption.

(i)    None of Buyer nor any of its Affiliates (i) has offered, promised, given or agreed to give to any person or entity any bribe on behalf of Seller or its Affiliates or otherwise pertaining to the Property; or (ii) has engaged in any activity or practice which would constitute an offense under any applicable anti-bribery and/or anti-corruption laws, including but not limited to the United States Foreign Corrupt Practices Act of 1977 with respect to the transaction contemplated by this Agreement;

(ii)    Buyer and its Affiliates (i) have in place, their own policies and procedures to address compliance with any applicable anti-corruption laws; and (ii) have in place, effective accounting procedures and internal controls necessary to record all expenditures in connection with this Agreement, which enable Buyer, Seller and Seller’s Affiliates to readily identify Buyer’s, and its Affiliates’ financial and related records in connection with this Agreement.

(h)    No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, does or will conflict with or result in a breach of (i) the organizational documents applicable to Buyer, (ii) any law, regulation, order, writ, judgment or injunction applicable to Buyer, or any other determination of any court or governmental authority applicable to Buyer, or (iii) any agreements to which Buyer is a party or by which any of its assets are bound.

12.    Conditions Precedent to Closing.

(a)    Conditions to Buyer’s Obligations. Buyer shall not be obligated to close under this Agreement unless each of the following conditions shall be satisfied or waived by Buyer on or prior to the Closing Date:

(i)    Intentionally Omitted.

(ii)    No Prohibition. No governmental authority shall have enacted, issued, promulgated, enforced or entered any governmental order against Seller which is in effect as of the Closing Date and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(iii)    No Termination. Buyer shall have given a Continuation Notice to Seller and Escrow Holder pursuant to the second sentence of Section 19(e) prior to the expiration of the Inspection Period.

(iv)    Title Policies. The Title Company shall be prepared to issue, upon payment of the title premium and charges therefore, owner’s Title Policies for each of the Parcels with face coverage in the amount of the allocated portion of the Purchase Price for each Parcel, and subject only to the Permitted Encumbrances and otherwise as described in and in accordance with Section 4(a) hereof.

(v)    Intentionally Omitted.

(vi)    Prager Property Management. The consummation of the transactions (the “Prager PM Acquisition”) set forth in that certain Asset Purchase Agreement, to be entered into prior to the Closing, by and between Buyer (or Buyer’s Affiliate) (the “Prager PM PSA Buyer”) and Prager Property Management LLC (the “Prager PM PSA”) shall occur contemporaneously with the Closing.

(vii)    Accuracy of Representations. Other than with respect to any Excluded Parcel, and except as qualified pursuant to Section 10(c), the representations and warranties made by Seller in Section 10(a) of this Agreement shall be true and correct in all material respects as of the Closing Date; provided, that (x) those representations and warranties which address matters only as of a particular date shall only be required to be true and correct as of such particular date made, (y) Seller’s representations and warranties shall be deemed modified by the RW Changes subject to the conditions and in accordance with the terms of Section 10(c), and (z) if any loss or damage to Buyer arising out of any breach of the representations and warranties made by Seller in Section 10(a) could be cured by the occurrence of the Closing or by the designation of one or more Parcels as Excluded Parcels in accordance with the terms of this Agreement, then the foregoing shall not be a condition to Buyer’s obligation to close hereunder and Section 5(b) shall apply.

(viii)    No Default. Seller shall have performed in all material respects its obligations under this Agreement and shall not be in default hereunder, except that if Seller is ready, willing and able to proceed to Closing hereunder, and any material loss or damage to Buyer arising out of such default would be cured by the occurrence of the Closing or by the designation of one or more Parcels as Excluded Parcels in accordance with the terms of this Agreement, then such Seller default shall not be a failure of a condition to Buyer’s obligation to close hereunder.

(ix)    Intentionally Omitted.

(x)    Occupancy. Subject to Section 5(e), no less than ninety percent (90%) of the Parcels selected to be acquired by Buyer shall be occupied by tenants on an arms-length basis in accordance with each tenant’s respective Lease, free and clear of all encumbrances (other than Permitted Encumbrances), it being understood that Leases subject to Delinquent Tenant Charges shall be deemed occupied by tenants unless eviction proceedings have been commenced by Seller in accordance with the eviction moratorium issued by the U.S. Centers for Disease Control and Prevention in response to COVID-19, if applicable, and all other applicable moratoriums, statutes, laws, rules, regulations, codes and other eviction related restrictions or requirements of any governmental authority (collectively, the “Leased Properties”).

(xi)    Companion Contract. The “Closing” (as defined in the Companion Contract) of the transactions set forth in the Companion Contract shall occur in accordance with the terms of the Companion Contract contemporaneously with the Closing

(b)    Conditions to Seller’s Obligations. Seller shall not be obligated to close under this Agreement unless each of the following conditions shall be satisfied, or waived by Seller, on or prior to the Closing Date:

(i)    Intentionally Omitted.

(ii)    No Prohibition. No governmental authority shall have enacted, issued, promulgated, enforced or entered any governmental order against Buyer which is in effect as of the Closing Date and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(iii)    Deposit. Buyer shall have delivered to Escrow Holder, in accordance with Section 2(a) of this Agreement, the Deposit.

(iv)    Intentionally Omitted.

(v)    Prager Property Management. The consummation of the Prager PM Acquisition contemporaneously with the Closing in accordance with the terms of the Prager PM PSA.

(vi)    No Default. Buyer shall have performed in all material respects all of its obligations under this Agreement and shall not be in default hereunder.

(vii)    Accuracy of Representations. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date.

(viii)    Companion Contract. The “Closing” (as defined in the Companion Contract) of the transactions set forth in the Companion Contract shall occur in accordance with the terms of the Companion Contract contemporaneously with the Closing.

(c)    Right to Terminate Due to Failure of Condition.

(i)    In the event that a failure of a condition set forth in Section 12(a) (other than the Occupancy Condition) results in a material adverse effect on the Property, the Companion Contract Property, the Acquired Companies and the Fee Owners, as a whole, then, subject to Sections 5(b), 10(c) and 12(d), Buyer shall have the right, as its sole remedy, to either (A) proceed to Closing hereunder without any reduction in Purchase Price notwithstanding the non-satisfaction of such condition, in which event Buyer shall be deemed to have waived any such condition, or (B) terminate this Agreement and receive back the Deposit (excluding the Non-Refundable Deposit, except in the event (x) any condition set forth in Section 12(a) fails to be satisfied due to a Seller Default which has not been timely cured pursuant to and in accordance with Section 14(b) or (y) the Loan Assumption Conditions fail to be satisfied as a result of any reason other than the Companion Contract Buyer’s default under the Companion Contract which has not been timely cured in accordance with Section 14(a) thereof); provided, however, that if the applicable failure of a condition was solely the result of a breach by Seller of its covenants hereunder and/or a breach by Companion Contract Seller under the Companion Contract, and same has not been cured by Seller in accordance with Section 14(b) (or by Companion Contract Seller under the Companion Contract) on or before the Closing Date, and Buyer elects to terminate this Agreement pursuant to subsection (B) above, in addition to the receipt of the Deposit (including the Non-Refundable Deposit), Buyer shall also be entitled to the reimbursement of the Pursuit Costs (without any duplication of amounts reimbursable to Buyer pursuant to Section 14(b)); provided that this sentence shall not apply to a termination by Buyer as a result of the failure of the Occupancy Condition. With respect to a failure of the Occupancy Condition, Buyer’s only remedies shall be as set forth in Section 5(e). For the avoidance of doubt, if the Companion Contract Buyer is entitled to the reimbursement of Pursuit Costs (without duplication) or return of the Deposit (including Non-Refundable Deposit) under the terms of the Companion Contract, then Buyer shall also be entitled to the reimbursement of Pursuit Costs and return of the Deposit (including Non-Refundable Deposit) hereunder following the termination of this Agreement by Buyer.

(ii)    In the event of a failure of a condition set forth in Section 12(b), such failure shall be deemed to be a default by Buyer hereunder, and Seller shall have the remedies pursuant to Section 14(a), provided that Seller shall have the right to elect to close, notwithstanding the non-satisfaction of such condition, in which event Seller shall be deemed to have waived any such condition.

(iii)    The foregoing provisions, however, are not intended to limit the rights and obligations of the parties with respect to a default under Section 14 of this Agreement. Each party shall act in good faith and shall not voluntarily cause any of the conditions precedent hereunder to fail to be satisfied, or voluntarily cause any of its respective representations or warranties to fail to be true, as of the date scheduled for Closing.

(iv)    Except for the conditions set out in Section 12(a)(vi) and Section 12(b)(v) (requiring the closing of the Prager PM Acquisition) and Section 12(a)(xi) and Section 12(b)(viii) (requiring the closing under the Companion Contract), neither Buyer nor Seller may rely on the failure of any condition set forth in Section 12(a) or Section 12(b), respectively, to be satisfied if such failure was caused by such party’s breach of their respective obligations to consummate the transactions contemplated by this Agreement as required by the provisions of this Agreement. The above notwithstanding, the failure of the condition set out in (x) Section 12(a)(vi) and Section 12(b)(v) requiring the Prager PM Acquisition to close or (y) Section 12(a)(xi) and Section 12(b)(viii) requiring the closing under the Companion Contract may be relied upon by Seller or Buyer regardless of the fault of either party.

(v)    For the purpose of clarity, a failure of (A)(I) Buyer to close under the Companion Contract in accordance with its obligations under the terms of the Companion Contract or (II) Buyer to cause the Prager PM PSA Buyer to close under the Prager PM PSA in accordance with its obligations the terms of under the Prager PM PSA, in each case, shall be deemed a default by Buyer under the terms of this Agreement, and (B)(I) the Companion Contract Seller to close under the Companion Contract in accordance with its obligations under the terms of the Companion Contract or (II) Seller to cause Prager Property Management, LLC, to close under the Prager PM PSA in accordance with its obligations under the terms of the Prager PM PSA, in each case, shall be deemed a default by Seller under the terms of this Agreement.

(d)    Right to Cure Failure of Condition. In the event of a failure of a condition to Closing set forth in this Section 12 (including a breach of representation or warranty but other than (i) the Occupancy Condition, (ii) the condition set forth in Section 12(b)(iii) or (iii) the condition set forth in Section 12(b)(vi) with respect to Buyer’s obligations set forth in Section 13(b)(v)) that is susceptible of cure and reasonably likely to be cured or satisfied by using commercially reasonable efforts (without being required to incur any material expense not otherwise required to be incurred hereunder or issue notices of default or commence legal proceedings), the party whose obligation to close is conditioned on such item shall give notice of such failure to the other party (the “Failed Condition Party”) on or before the then-scheduled Closing Date, and the Failed Condition Party shall use commercially reasonable efforts to satisfy or cure such condition and the Closing Date automatically shall be extended to up to sixty (60) days after such notice to permit such cure by the Failed Condition Party (provided, if Buyer is the Failed Condition Party, then the Closing Date shall be extended to the earlier of (i) such sixty (60) days’ period and (ii) the Outside Closing Date). In the event such condition(s) is/are not satisfied or cured within such sixty (60) days period (or the earlier Outside Closing Date, in the case Buyer is the Failed Condition Party), then the provisions of Section 12(c) shall apply. The foregoing provisions, however, are not intended to limit the rights and obligations of the parties with respect to a default under Section 14 of this Agreement.

13.    Deliveries at Closing; Mechanics of Closing.

(a)    Seller’s Deliveries. On the Closing Date, Seller shall deliver to the Escrow Holder, the following:

(i)    Deeds. Duly executed deeds, each in form attached hereto as Exhibit O with respect to the applicable jurisdiction, conveying the Real Property, free and clear of all liens, claims and encumbrances other than the Permitted Encumbrances (each, a “Deed” and collectively, the “Deeds”).

(ii)    Holdback Escrow. A Holdback Escrow Agreement in the form attached hereto as Exhibit U (the “Holdback Escrow Agreement”).

(iii)    Owner’s Affidavits. If required by the Title Company in order to deliver title insurance required pursuant to Section 12(a)(iv), owner’s affidavit from Seller in the form as is reasonably required by the Title Company and reasonably acceptable to Seller, for each jurisdiction in which the respective Parcels are located (the “Title Affidavit”). In no event shall any individual be required to execute an owner’s affidavit in his/her individual capacity or have personal liability under any owner’s affidavits.

(iv)    Authority Documents. If required by the Title Company, an authorizing resolution and an incumbency certificate, and such other documents as may be reasonably necessary to evidence the authority and capacity of Seller and the authority of the signatory(ies) for Seller.

(v)    FIRPTA Certification. An affidavit in the form attached hereto as Exhibit V with respect to compliance with the Foreign Investment in Real Property Tax Act (Code Section 1445 and the Treasury Regulations thereunder).

(vi)    Transfer Tax Returns. Such Transfer Tax returns and other documents as are required in each jurisdiction where each Parcel is located in order to transfer such Parcel, together with the applicable Transfer Tax to be paid in connection therewith to the extent payable by Seller under this Agreement.

(vii)    Security Deposits. Security Deposits pursuant to Section 7(b).

(viii)    Notices. Written notice from Seller (or the respective management agents, as applicable) to each Tenant of the Real Property under the Leases in a form mutually agreed upon by the parties.

(ix)    Original Documents. The originals (to the extent in Seller’s or its Affiliates’ possession or control) or, if unavailable, electronic copies (which may be delivered by posting to the Diligence Room), of all Leases.

(x)    Closing Statement. A Closing Statement, mutually acceptable to Buyer and Seller, duly executed by Seller.

(xi)    Other Documents. Any other documents which Seller is obligated to deliver to Buyer pursuant to this Agreement, including, without limitation, any and all Transfer Tax affidavits, recordation tax affidavits, tax allocation affidavits, and similar forms or instruments as may be reasonably required in order for the Escrow Holder to close the transactions contemplated by this Agreement and as may be reasonably acceptable to Seller.

(xii)    Possession. Possession of the Property shall be delivered to Buyer as of the Closing subject to the Existing Leases, Approved Leases and the Permitted Encumbrances. The parties shall cooperate to cause the existing management companies to effectuate a smooth transition of the Property ownership.

(xiii)    Broker Documents for Mississippi. A Broker’s Lien Certification and a Broker’s Affidavit signed by any broker representing Seller regarding any portion of the Real Property located in Mississippi.

(xiv)    Withholding. An affidavit confirming that Seller is a resident of Mississippi and will continue to be authorized to do business in the State of Mississippi for at least one (1) year after the Closing in a form consistent with the requirements Mississippi Department of Revenue Form 62-454.

(b)    Buyer’s Deliveries. On the Closing Date, Buyer will deliver to Escrow Holder, each of the following:

(i)    Holdback Escrow Agreement. The Holdback Escrow Agreement, duly executed by Buyer.

(ii)    Transfer Tax Returns. Such Transfer Tax returns and other documents as are required in each jurisdiction where each Parcel is located in order to transfer such Parcel, together with the applicable Transfer Tax to be paid in connection therewith to the extent payable by Buyer under this Agreement.

(iii)    Authority Documents. An authorizing resolution and an incumbency certificate, and such other documents as may be reasonably necessary to evidence the authority and capacity of Buyer and the authority of the signatory for Buyer.

(iv)    Cash. Such amounts in Cash as required pursuant to Section 2 hereof and pursuant to any other provision of this Agreement.

(v)    Closing Statement. A Closing Statement, mutually acceptable to Buyer and Seller, duly executed by Buyer.

(vi)    Broker Documents for Mississippi. A Broker’s Lien Certification and a Broker’s Affidavit signed by any broker representing Buyer regarding any portion of the Real Property located in Mississippi.

(vii)    Georgia Property: Specific Deliveries. With respect to all of the Parcels located in the State of Georgia, such affidavit from Buyer that the Title Company may reasonably require to permit a title policy to be issued without exception for any possible lien arising from the Commercial Real Estate Broker Lien Act O.C.G.A. § 44-14-600., et seq;

(viii)    Other Documents. Any other documents which Buyer is obligated to deliver to Seller pursuant to this Agreement or that may be requested by the Escrow Holder in order for the Escrow Holder to close the transactions contemplated by this Agreement.

(c)    Closing Mechanics. When and only when (i) each of the conditions precedent set forth in Section 12(a) have been satisfied or waived by Buyer and (ii) each of the conditions precedent set forth in Section 12(b) have been satisfied or waived by Seller, Escrow Holder shall effect the Closing contemplated hereunder by (A) releasing from escrow the closing documents, (B) transferring to Seller an amount of funds equal to the Purchase Price, less the Holdback Escrow Amount, plus any other reimbursements or payments to be made to Seller at Closing and any other adjustments in accordance with the terms of this Agreement, and (C) delivering one (1) set of each of the documents set forth in this Section 13 herein to each of the parties. The Closing shall be accomplished through an escrow closing with the Escrow Holder, such that Seller’s proceeds shall be received by Seller on the Closing Date.

14.    Default.

(a)    Buyer Default. IF BUYER DEFAULTS IN (i) ITS OBLIGATIONS TO DELIVER THE BALANCE OF THE PURCHASE PRICE AND OTHER AMOUNTS DUE FROM BUYER AND ACQUIRE THE PROPERTY AT CLOSING OR (ii) THE PERFORMANCE OF ANY OF ITS OTHER MATERIAL OBLIGATIONS UNDER THIS AGREEMENT (IT BEING UNDERSTOOD THAT BUYER’S OBLIGATIONS SET FORTH IN SECTION 1(f) ARE DEEMED MATERIAL) AND SUCH DEFAULT SET FORTH IN THIS SUBCLAUSE (ii) REMAINS UNCURED FOR A PERIOD OF FIFTEEN (15) DAYS FOLLOWING WRITTEN NOTICE THEREOF FROM SELLER TO BUYER, THEN (I) SELLER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT, (II) SUBJECT TO THE TERMS, CONDITIONS AND PROCEDURES OF THE ESCROW AGREEMENT, SELLER SHALL HAVE THE RIGHT TO IMMEDIATELY RECEIVE THE DEPOSIT (INCLUDING THE NON-REFUNDABLE DEPOSIT), AND THE DEPOSIT SHALL BE DEEMED LIQUIDATED DAMAGES, AND NOT A PENALTY, AS SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER (INCLUDING, WITHOUT LIMITATION, SELLER’S RIGHTS TO SEEK SPECIFIC PERFORMANCE OF THIS AGREEMENT AND TO RECEIVE DAMAGES) FOR BUYER’S DEFAULT, WHICH SUMS SHALL BE PRESUMED TO BE A REASONABLE ESTIMATE OF THE AMOUNT OF ACTUAL DAMAGES SUSTAINED BY SELLER BECAUSE OF BUYER’S BREACH OF ITS OBLIGATIONS HEREUNDER, (III) BUYER SHALL BE RESPONSIBLE FOR ALL CANCELLATION CHARGES REQUIRED TO BE PAID TO ESCROW HOLDER AND ESCROW CHARGES. FROM THE NATURE OF THIS TRANSACTION, IT IS IMPRACTICABLE AND EXTREMELY DIFFICULT TO FIX THE ACTUAL DAMAGES THAT SELLER WOULD SUSTAIN IF BUYER DEFAULTS HEREUNDER. THE IMPRACTICABILITY AND DIFFICULTY OF FIXING ACTUAL DAMAGES IS CAUSED BY, WITHOUT LIMITATION, THE FACT THAT THE PROPERTY IS UNIQUE. GIVEN THE FOREGOING FACTS, AMONG OTHERS, BUYER AND SELLER AGREE THAT LIQUIDATED DAMAGES ARE PARTICULARLY APPROPRIATE FOR THIS TRANSACTION AND AGREE THAT SAID LIQUIDATED DAMAGES SHALL BE PAID IN THE EVENT OF BUYER’S BREACH OF ITS OBLIGATIONS HEREUNDER, DESPITE ANY WORDS OR CHARACTERIZATIONS PREVIOUSLY USED OR CONTAINED IN THIS AGREEMENT IMPLYING ANY CONTRARY INTENT. NOTHING IN THIS AGREEMENT SHALL, HOWEVER, BE DEEMED TO LIMIT BUYER’S LIABILITY TO SELLER FOR (AND SUCH LIQUIDATED DAMAGES SHALL NOT APPLY TO) DAMAGES OR INJUNCTIVE RELIEF FOR BREACH OF BUYER’S INDEMNITY OBLIGATIONS UNDER THIS AGREEMENT, FOR ATTORNEY FEES AND COSTS PROVIDED IN SECTION 28(a) HEREOF, AND FOR THE ESCROW CHARGES AS PROVIDED IN THIS SECTION 14(a), SUCH OBLIGATIONS TO SURVIVE THE TERMINATION OF THIS AGREEMENT.

WE ACKNOWLEDGE THIS LIQUIDATED DAMAGES PROVISION:

/s/ MS	/s/ DS
Seller’s Initials	Buyer’s Initials

(b)    Seller’s Default. In the event of a material default by Seller of its material obligations under this Agreement that results in a material adverse effect to the Property, the Companion Contract Property, the Acquired Companies and the Fee Owners, as a whole, which default is not cured by Seller within fifteen (15) days following written notice thereof from Buyer to Seller, then Buyer may, as its sole and exclusive remedy, either (i) terminate this Agreement by delivery of a written notice of termination to Seller, whereupon subject to Seller’s rights pursuant to Section 5(b) and the terms, conditions and procedures of the Escrow Agreement, the Deposit (including the Non-Refundable Deposit) shall be promptly returned to Buyer and, if such material default is due to the willful default (such as the conveyance of the Property by Seller to a third party other than Buyer where the remedy of specific performance is unavailable), but in no event due to failure of any condition to Closing not caused by a default by Seller, then Seller shall also reimburse Buyer for the documented, reasonable, unaffiliated third party, out of pocket costs and expenses (but expressly excluding any consequential, special, incidental or punitive damages) actually incurred by Buyer in the negotiation of this Agreement, conducting its diligence activities and otherwise in preparation for the Closing up to the amount of ONE MILLION TWO HUNDRED FIFTY THOUSAND AND NO/DOLLARS ($1,250,000.00) in the aggregate for all such costs and expenses under this Agreement and the Companion Contract, without duplication (“Pursuit Costs”), or (ii) continue this Agreement and bring an action for specific performance hereunder, provided appropriate legal proceedings are promptly commenced by Buyer after the occurrence of Seller’s default and prosecuted in good faith with diligence and continuity. Notwithstanding anything herein to the contrary, in no event shall Buyer have the right to (and Buyer hereby waives any right to) file or assert any lis pendens against any Parcel of the Real Property. In the event of any termination of this entire Agreement by Buyer pursuant to this Section 14(a), then, upon the return of the Deposit (including the Non-Refundable Deposit) to Buyer and, if applicable, reimbursement to Buyer of its Pursuit Costs, this Agreement shall be and become null and void, neither party shall have any further rights or obligations hereunder (except for the obligations of Buyer and Seller that expressly survive termination as set forth in this Agreement, which shall survive the cancellation of this Agreement). If the applicable material default pertains to a matter or condition that relates solely to one or more particular Parcels, then Buyer shall have the right, as its sole and exclusive remedy, to either (i) proceed to Closing with respect to the affected Parcel(s) without any reduction in Purchase Price, or (ii) designate the affected Parcel or Parcels as Excluded Parcels (and such Parcels shall not be subject to the Excluded Parcel Cap), and in such event, Section 5(c) shall apply. Nothing set forth in this Section 14(b) shall be deemed to limit Seller’s liability for Seller’s indemnification obligations hereunder, any attorney’s fees payable by Seller in accordance with Section 28(a), or in connection with fraud claims, such obligations to survive the termination of this Agreement.

15.    Notices; Computation of Periods.

(a)    Notices. All notices given by either party to the other shall be in writing and shall be sent either: (i) by prepaid nationally recognized overnight courier service for next Business Day delivery, addressed to the other party at the following addresses listed below or (ii) via e-mail to the e-mail address listed below; provided, however, that if such communication is given via e-mail, a counterpart of such communication shall concurrently be sent in the manner specified in Subsection (i) above. Addresses and e-mail addresses of the parties are set forth below.

As to Seller:

The Prager Group, LLC

3525 Piedmont Rd NE BLDG 5 STE 410

Atlanta, GA 30305

Attn: Merek Shoob

Email: mshoob@pragergroup.com

with a copy to:

c/o The Ardent Companies, LLC

3565 Piedmont Road NE

One Piedmont Center, Suite 200

Atlanta, GA 30305

Email: dbezalel@theardentcompanies.com

and a copy to:

Greenberg Traurig, LLP

77 West Wacker Drive, Suite 3100

Chicago, IL 60601

Attn: Michael J. Baum, Esq.

Email: baumm@gtlaw.com

As to Buyer:

c/o Nexpoint Real Estate Advisors

2515 McKinney Ave, Suite 1100

Dallas, Texas 75201

Attn: Brian Mitts

Email: bmitts@nexpointadvisors.com

with a copy to:

c/o Vinebrook Homes Trust, Inc.

3500 Park Center Drive, Suite 100

Dayton, Ohio, 45414

Attn: Dana Sprong

Email: dana.sprong@vinebrookhomes.com

with a copy to:

Wick Phillips Gould & Martin LLP
3131 McKinney Ave, Suite 500
Dallas, Texas 75204
Attn: Chris Fuller and Ryan Goins
Email: chris.fuller@wickphillips.com and ryan.goins@wickphillips.com

Any notice may be given on behalf of any party by its counsel. Notices given in the manner aforesaid shall be deemed sufficiently served or given for all purposes under this Agreement upon the earliest of actual receipt or refusal of delivery (or, in the case of email delivery, at the date and time of such email delivery with no bounceback notice having been received), provided that any notice delivered on a day that is not a Business Day or after 5:00 p.m. on any day (in the time zone of the intended recipient), shall be deemed given on the next Business Day.

The parties acknowledge and agree that for purposes of this Agreement and notices sent by e-mail shall not be considered as having been effectively given, except to the extent also separately given through another means of notice contemplated hereby within one (1) Business Day of such email delivery.

A party may change its respective notice address by giving notice in writing in the manner specified above.

Attorneys for either party may give or receive notices as provided herein for the party such attorney represents.

(b)    Computation of Periods. The term “Business Day” shall mean a date that is not a Saturday, Sunday or a holiday observed by federally insured banks in the State of South Carolina and/or the State of New York or by the United States Postal Service. If the final day of any period of time in any provision of this Agreement falls upon a day that is not a Business Day, then, the time of such period shall be extended to the next Business Day. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period is so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next Business Day.

16.    Fire or Other Casualty.

(a)    Casualty Insurance. Seller agrees to maintain in effect until the Closing Date the fire and extended coverage insurance policies now in effect on the Real Property (or substitute policies in equal or greater amounts).

(b)    Casualty Damage. If any portion of any of the Parcels constituting part of the Real Property shall be damaged or destroyed by fire or other casualty between the Effective Date and the Closing Date, to the extent Seller has actual knowledge of such event, Seller shall give written notice thereof to Buyer. The proceeds of all fire and extended coverage insurance policies attributable to the damaged Parcel received by Seller prior to the Closing Date and not used by Seller for the protection or emergency repairs to the damaged Parcel (and Buyer hereby authorizes Seller to use the proceeds for such purposes shall be disbursed by Seller to Buyer at Closing, net of reasonable costs and expenses (including attorneys’ fees and expenses) actually incurred by Seller in collection of such proceeds; and all unpaid claims under such insurance policies attributable to the damaged Parcel (net of reasonable costs and expenses actually incurred by Seller in collection of such proceeds) shall be assigned by Seller to Buyer on the Closing Date and Seller shall give a credit to Buyer at Closing for any unpaid deductibles thereunder. The obligation of Buyer to complete Closing under this Agreement shall in no way be voided or impaired, and Buyer shall not be excused from performing its obligations up to and at Closing without abatement of the Purchase Price. In addition, for clarity, the occurrence of a casualty with respect to any Parcel shall not give the Buyer the right to exclude such Parcel from the Property for purposes of Section 4(e) or Section 5.

(c)    Claims Handling and Escrows. In the event that the Closing occurs following a fire or other casualty, Seller agrees to take such steps as Buyer reasonably may request in order to assure that any insurance proceeds available under Seller’s insurance policies are collected and made available to Buyer as contemplated hereby. Seller and Buyer both agree to cooperate in order to facilitate the administration of claims under Seller’s insurance policies, it being agreed, however, that after the Closing Buyer shall have the right to manage the claims handling process.

(d)    Survival. Seller’s obligations under this Section 16 shall survive the Closing.

17.    Condemnation. If Seller receives any notice regarding any pending condemnation proceedings or deeds in lieu of condemnation or other similar proceedings affecting any of the Parcels, or if any part of any Parcel comprising part of the Real Property shall be taken after the Effective Date by exercise of the power of eminent domain, or deed in lieu of eminent domain (a “Taking”), then in any such case, Seller shall notify Buyer of same within five (5) days of receipt of written notice thereof and then Buyer shall have the right to designate the applicable Parcel as an Excluded Parcel (any such Parcel(s) shall not be subject to the Excluded Parcel Cap), by written notice to Seller within ten (10) days of Seller’s notice to Buyer of such Taking, and in such event, Section 5(c) shall apply. If Buyer does not timely give notice of termination, then Buyer’s obligations under this Agreement with respect to such Parcel shall remain in effect notwithstanding such condemnation, this Agreement shall continue in full force and effect and there shall be no abatement of the Purchase Price. Seller shall be relieved, however, of its duty to provide title to the portion of the Parcel so taken, but Seller shall, on the Closing Date, assign to Buyer all rights and claims to any awards arising therefrom as well as any money theretofore received by Seller on account thereof, net of any reasonable expenses actually incurred by Seller, including attorney’s fees, in collecting the same.

18.    Assignability.

(a)    Assignments Prohibited. Buyer may not assign or suffer an assignment of this Agreement and/or its rights under this Agreement, without the prior written consent of Seller, which consent Seller may deny in its sole and absolute discretion. Notwithstanding the foregoing, Seller’s consent shall not be required in respect to an assignment by Buyer of its interests herein to one or more Affiliates of Buyer, provided that (i) any such assignment shall not relieve the party originally designated as Buyer of its obligations hereunder, and (ii) on the date of such assignment, the assignee shall make the representations and warranties set forth in Sections 11 and 20 to Seller. This Agreement will be binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Whenever a reference is made in this Agreement to Seller or Buyer, such reference will include the successors and permitted assigns of such party under this Agreement.

(b)    Prohibited Assignments. Notwithstanding the foregoing provisions of Section 18(a), Buyer shall have no right, under any circumstances, to assign this Agreement to any person that is unable to make Buyer representations set forth in Section 11(e), Section 11(f) and Section 11(g).

(c)    Successors and Assigns. Subject to the foregoing limitations, this Agreement shall extend to, and shall bind, the respective heirs, executors, personal representatives, successors and assigns of Seller and Buyer.

19.    Inspections.

(a)    Right to Inspect. Buyer, and Buyer’s agents and representatives, shall have the right, from time to time, prior to the Closing Date or earlier termination of this Agreement, during normal business hours, to enter upon up to fifteen percent (15%) of the sum of (I) all of the Parcels and (II) all of the “Parcels” (as defined in the Companion Contract) under the Companion Contract, for the purpose of conducting interior physical inspections of the Property, non-invasive review of the environmental status (such as Phase I environmental inspection) and structural aspects of the Real Property, making of non-invasive surveys and generally for the reasonable ascertainment of matters relating to the Property; provided, however, that Buyer shall: (i) give Seller reasonable prior written notice (which notice shall be delivered by email to Seller at the following email addresses: Rachel Callaghan rcallaghan@pragergroup.com and Tyler Ellis tellis@pragergroup.com) of the Parcels Buyer elects to visit and shall include the proposed time and place of such entry, and none of Buyer nor its representatives or agents shall visit the Parcels without a Seller’s representative present, unless waived by Seller, provided that Seller shall cause a representative of Seller to accompany Buyer if so elected by Buyer, and in all cases, such visits and inspections shall be subject to the rights of the tenants in possession; (ii) use commercially reasonable efforts not to interfere with the operations of the Parcels or any Tenant thereof; (iii) restore any damage to the Property or any adjacent property caused by such actions; (iv) release, indemnify, defend and hold Seller and Seller Parties (herein, collectively, the “Indemnified Parties”) harmless of and from any and all liabilities, losses, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses of any of the Indemnified Parties) which any of the Indemnified Parties suffers relating to such entry and such activities, including, without limitation, any claims by Tenants and/or invitees of the applicable Parcels; (v) not communicate with any Tenant, unless accompanied by Seller in each instance; (vi) not conduct any environmental investigations or testing other than a standard “Phase I” investigation; (vii) prior to any access to any of the Parcels, deliver to Seller evidence of compliance with Section 19(f); and (viii) carry out, and cause all Buyer Parties to carry out, Buyer’s inspections in compliance with this Agreement and in compliance with all applicable federal, state and local laws, rules, regulations and ordinances relating to the Property. All inspection rights under this Section 19(a) shall be subject to the rights of Tenants under the Leases. Seller agrees to provide Buyer with a personal escort in connection with the interior inspection of any Parcels pursuant to this Section 19(a). All access to any Parcel will also be on such terms and conditions as Seller may reasonably prescribe, from time to time, including but not limited to rules and regulations for social distancing or other procedures adopted by Seller for contractors entering a Tenant’s unit.

(b)    Release and Indemnity With Respect to Buyer’s Inspection.

(i)    Buyer agrees to release, indemnify and hold harmless Seller, its Affiliates, and their respective direct and indirect trustees, partners, stockholders, members, officers, directors, managers, employees, advisors, agents, independent contractors, lenders, investors, clients, attorneys and representatives (collectively, the “Seller Parties”), from and against any and all liability, losses, claims, costs and expenses (including, without limitation, attorneys’ fees and expenses of any of the Indemnified Parties) arising from any injury or loss sustained by any of Buyer or any Buyer Party (defined below), while at any Parcel or otherwise in connection with performing Buyer’s inspection of the Parcels pursuant to this Section 19, except to the extent caused by, and then to the extent of, Seller’s negligence (other than, and to the extent of, Buyer’s or any Buyer Party’s negligence) or willful misconduct. Seller makes no representations or warranties regarding conditions at the Parcel relating to health or safety in connection with performance of Buyer’s inspection of the Parcels.

(ii)    Buyer agrees to indemnify and hold harmless the Indemnified Parties from and against all damage to the Parcels or otherwise sustained by any person or entity caused by Buyer’s inspection of the Parcels (including without limitation damages caused by Buyer’s employees, agents, advisors, partners, independent contractors, lenders, investors, clients and representatives and their respective Affiliates (collectively, the “Buyer Parties”)), and shall restore each Parcel to its prior condition immediately upon notice from Seller, except to the extent caused by Seller’s negligence (other than, and to the extent of, Buyer’s or any Buyer Party’s negligence) or willful misconduct.

(iii)    Notwithstanding any provision to the contrary in this Section 19, Buyer shall have no obligation to indemnify any Seller Parties from any damages, claims, expenses, liabilities or costs arising from (i) the negligent acts (other than, and to the extent of, Buyer’s or Buyer Party’s negligent acts) or willful misconduct of any Seller Parties or (ii) Buyer’s or any Buyer Party’s discovery of existing conditions of the Parcels (except to the extent such conditions are physically exacerbated by Buyer or any Buyer Party).

(iv)    The releases and indemnities provided in this Section 19 shall survive the termination of this Agreement and the Closing indefinitely.

(c)    Reports on Buyer’s Inspection of the Parcels. Should Seller provide Buyer with any information or reports with respect to the Parcels (herein, the “Reports”), Buyer acknowledges that (i) neither Seller nor any of Seller Parties has made or makes any representations or warranties to Buyer concerning the accuracy or completeness of the Reports, the scope of work on which the Reports are based, or the reasonableness or validity of any conclusions or recommendations set forth therein or whether or not Seller or any of the Seller Parties has undertaken or performed any action based upon any of the Reports, (ii) Seller shall have no obligation to share any internal analysis or assessment of the Reports or any conclusions that Seller may have drawn from its internal review of the Reports, and (iii) Seller shall be under no obligation or responsibility, express or implied, to update or supplement any Reports. Further, Buyer understands such Reports would have been prepared solely for the benefit of the addressee or preparer of such Reports and Buyer is not entitled to rely on the Reports or the information they contain or distribute or disseminate the Reports or the information they contain to third parties. Buyer hereby agrees to waive and release Seller from any and all claims relating to Buyer’s review or other use of the Reports. Any Reports delivered or made available to Buyer shall be deemed Diligence Materials.

(d)    No Liens Permitted. Nothing contained in this Agreement shall be deemed or construed in any way as constituting the consent or request of Seller, express or implied by inference or otherwise, to any party for the performance of any labor or the furnishing of any materials to the Property or any part thereof, nor as giving Buyer any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any liens against the Property or any part thereof. Buyer agrees to promptly cause the removal of, and indemnify, defend and hold Seller harmless with respect to, any mechanic’s or similar lien filed against the Real Property or any part thereof by any party performing any labor or services at the Property or supplying any materials to the Property at Buyer’s or Buyer Parties’ request.

(e)    Buyer’s Right to Continue Prior to the End of the Inspection Period. Buyer shall have the right, in Buyer’s sole discretion, to review and approve the Property and all matters related thereto. If Buyer determines, in its sole discretion, that it wishes to move forward with the transactions contemplated by this Agreement, Buyer shall provide to Seller and Escrow Holder a notice (a “Continuation Notice”) on or before the expiration of the Inspection Period. If Buyer determines, for any reason or no reason whatsoever, that it is not satisfied with the Property and all matters relating thereto as a result of Buyer’s inspection of the Property and review of the Diligence Materials, or as a result of any other analysis, Buyer shall have the right to not provide a Continuation Notice to Seller and Escrow Holder prior to the expiration of the Inspection Period.

(i)    If Buyer provides a Continuation Notice to Seller and Escrow Holder prior to the expiration of the Inspection Period, the Inspection Period shall terminate and Buyer shall be deemed to have waived any right to terminate this Agreement pursuant to Section 2(e) and this Section 19(e).

(ii)    If Buyer does not provide a Continuation Notice to Seller and Escrow Holder prior to the expiration of the Inspection Period, then this Agreement shall immediately terminate and neither party shall have any rights and obligations hereunder (except for (A) the obligations of Buyer and Seller that expressly survive termination as set forth in this Agreement, and (B) the obligations of the parties under Section 14 of this Agreement, if any), and the Deposit shall be returned to Buyer (excluding the Non-Refundable Deposit, which shall be remitted to Seller) pursuant to the Escrow Agreement, as Buyer’s sole and exclusive remedy.

(f)    Insurance. During the term of this Agreement, Buyer will carry and maintain in place and cause each agent who accesses any Property to carry and maintain in place (i) workers’ compensation insurance in accordance with standard custom and practice within the respective industry but in no case less than the minimum requirements established by applicable laws for compliance with any state statue for such coverage, and (ii) commercial general liability insurance coverage for bodily injury and property damage, with a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence with a Two Million Dollar ($2,000,000.00) per location or per project aggregate limit, commercial automobile insurance coverage for owned, non-owned and hired vehicles with a combined single limit of not less than One Million Dollars ($1,000,000.00), and excess umbrella liability insurance in the amount of Five Million Dollars ($5,000,000.00) (collectively, the “Required Insurance”). The above notwithstanding, Required Insurance will not be required to be separately carried by agents of Buyer which are Affiliates of Buyer to the extent covered under Buyer’s insurance policies. Buyer shall deliver to Seller a certificate evidencing the Required Insurance before conducting any physical inspection of any Parcel. Each such insurance policy shall be written by a reputable insurance company having a rating of at least “A-VIII” by Best’s Rating Guide (or a comparable rating by a successor rating service) and that is qualified to do business in the state in which such Parcel is located. Such insurance policies shall list Seller as additional insureds on a primary and non-contributory basis.

(g)    Survival. The provisions of this Section 19 shall survive termination of this Agreement and/or the Closing.

20.    Brokers.

Each of Seller and Buyer represents and warrants to the other that it has dealt with no broker or other intermediary in connection with this transaction other than Raymond James (the “Disclosed Broker”). If any broker or other intermediary other than the Disclosed Broker claims to be entitled to a fee or commission by reason of having dealt with Seller or Buyer in connection with this transaction, or having introduced the Property (or any portion thereof) to Buyer for sale, or having been the inducing cause to the sale, the party with whom such broker claims to have dealt shall indemnify, defend and save harmless the other party of and from any claim for commission or compensation by such broker or other intermediary. Seller agrees to pay, pursuant to a separate agreement between Seller and the Disclosed Broker (the “Raymond James Agreement”), any commission payable to the Disclosed Broker in connection herewith if, as and when the Closing occurs, and shall indemnify, defend and hold Buyer harmless with respect thereto. This Section 20 shall survive the termination of this Agreement and the Closing.

21.    Condition of Property.

(a)    NO WARRANTIES. THE ENTIRE AGREEMENT BETWEEN SELLER AND BUYER WITH RESPECT TO THE PROPERTY IS EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE DOCUMENTS EXECUTED AND DELIVERED BY THE PARTIES AT CLOSING AS DESCRIBED IN SECTION 13, AND THE PARTIES ARE NOT BOUND BY ANY OTHER AGREEMENTS, UNDERSTANDINGS, PROVISIONS, CONDITIONS, REPRESENTATIONS OR WARRANTIES (WHETHER WRITTEN OR ORAL AND WHETHER MADE BY A PARTY HERETO, OR ANY AGENT, EMPLOYEE OR PRINCIPAL OF SUCH PARTY, OR ANY OTHER PARTY). WITHOUT IN ANY MANNER LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE “SELLER’S REPRESENTATIONS” (AS DEFINED IN THIS AGREEMENT), AND ANY EXPRESS REPRESENTATIONS OF SELLER SET FORTH IN THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING AS DESCRIBED IN SECTION 13(a) (COLLECTIVELY, THE “EXPRESS REPRESENTATIONS”), BUYER AND BUYER’S REPRESENTATIVES WILL BE AFFORDED AN ADEQUATE OPPORTUNITY TO INSPECT, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, THE BOOKS AND RECORDS RELATING TO THE PARCELS AND ANY PROPERTY, THE LEASES AND THE CONTRACTS, AND WILL BE PROVIDED, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, WITH AN ADEQUATE OPPORTUNITY TO BECOME FULLY FAMILIAR WITH THE FINANCIAL AND PHYSICAL (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL) CONDITION OF THE PROPERTY, AND THAT, AS A RESULT OF SUCH INSPECTIONS AND INVESTIGATIONS, THE PROPERTY, THE LEASES, THE CONTRACTS, AND PERSONAL PROPERTY, IF ANY, WILL BE PURCHASED BY BUYER IN AN “AS IS” AND “WHERE IS” CONDITION (SUBJECT TO FURTHER WORK OR MODIFICATIONS PERMITTED TO BE PERFORMED PRIOR TO CLOSING PER THE TERMS OF THIS AGREEMENT) AND, SUBJECT TO THE EXPRESS REPRESENTATIONS, WITH ALL EXISTING DEFECTS (PATENT AND LATENT) AND NOT IN RELIANCE ON ANY AGREEMENT, UNDERSTANDING, CONDITION, WARRANTY (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) OR REPRESENTATION MADE BY SELLER, ANY SELLER PARTY OR ANY OTHER PARTY (EXCEPT FOR THE EXPRESS REPRESENTATIONS) AS TO THE FINANCIAL OR PHYSICAL (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL) CONDITION OF THE FOREGOING, OR AS TO ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, AS TO ANY PERMITTED USE THEREOF, THE ZONING CLASSIFICATION THEREOF OR COMPLIANCE THEREOF WITH FEDERAL, STATE OR LOCAL LAWS, THE ACTUAL OR PROJECTED INCOME OR EXPENSE ARISING FROM OWNING OR OPERATING THE PROPERTY, OR AS TO ANY OTHER MATTER IN CONNECTION THEREWITH. BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, NEITHER SELLER NOR ANY AGENT, EMPLOYEE OR PRINCIPAL OF SELLER, NOR ANY OTHER PARTY ACTING ON BEHALF OF SELLER HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY SUCH AGREEMENT, CONDITION, REPRESENTATION OR WARRANTY EITHER EXPRESSED OR IMPLIED. THIS SECTION SHALL SURVIVE CLOSING INDEFINITELY AND SHALL BE DEEMED INCORPORATED BY REFERENCE AND MADE A PART OF ALL DOCUMENTS DELIVERED BY SELLER TO BUYER IN CONNECTION WITH THE CLOSING.

(b)    CHANGE OF CONDITIONS. IN THE EVENT CLOSING OCCURS HEREUNDER, BUYER SHALL ACCEPT THE PROPERTY AT THE TIME OF CLOSING IN THE SAME CONDITION AS THE SAME ARE AS OF THE EFFECTIVE DATE, AS SUCH CONDITION SHALL HAVE CHANGED BY REASON OF (i) CHANGES OR MODIFICATIONS PERMITTED OR APPROVED BY THE TERMS OF THIS AGREEMENT, (ii) REASONABLE WEAR AND TEAR AND (iii) SUBJECT TO SECTION 16 HEREOF, DAMAGE BY FIRE OR OTHER CASUALTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER SPECIFICALLY ACKNOWLEDGES THAT, EXCEPT AS PROVIDED IN SECTION 16, THE FACT THAT ANY PORTION OF THE PROPERTY OR ANY EQUIPMENT OR MACHINERY THEREIN OR ANY PART THEREOF MAY NOT BE IN WORKING ORDER OR CONDITION AT THE CLOSING DATE BY REASON OF WEAR AND TEAR OR DAMAGE BY FIRE OR OTHER CASUALTY, OR BY REASON OF ITS PRESENT CONDITION, SHALL NOT RELIEVE BUYER OF ITS OBLIGATION TO COMPLETE CLOSING UNDER THIS AGREEMENT AND PAY THE FULL PURCHASE PRICE. EXCEPT AS PROVIDED IN SECTION 16 OR SUBSECTIONS (c) AND (e) BELOW OR AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HAS NO OBLIGATION TO MAKE ANY REPAIRS OR REPLACEMENTS REQUIRED BY REASON OF WEAR AND TEAR OR FIRE OR OTHER CASUALTY, BUT MAY, AT ITS OPTION AND ITS COST, MAKE ANY SUCH REPAIRS AND REPLACEMENTS PRIOR TO THE CLOSING DATE.

(c)    Condition of Delivery/Repairs. To the extent that the Tenants have the obligation to maintain, repair and/or restore their respective leased premises under their Leases, Buyer agrees to look solely to the Tenants to perform such maintenance and repairs and restoration, Seller shall not be obligated to perform any such maintenance, repairs or restoration to the Real Property between the Effective Date and the Closing and Buyer shall accept the Real Property in its “as-is” condition as of the Closing. To the extent of Seller’s maintenance and repair obligations under the Leases, between the Effective Date and the Closing Date, Seller shall perform all customary ordinary repairs to the Property as Seller has customarily previously performed in the ordinary course of business of Seller to maintain the Property in substantially the same condition as they are as of the Effective Date, as said condition shall be changed by (i) changes or modifications permitted or allowed by the terms of the Leases, (ii) changes or modifications permitted or approved by the terms of this Agreement, (iii) reasonable wear and tear, or (iv) damage by fire or other casualty, subject however to the provisions of Section 16 hereof. Without limiting the generality of the foregoing, Seller shall have no obligation to make any structural or extraordinary repairs or capital improvements between the Effective Date and the Closing Date.

(d)    Pre-Closing Notice Covenants. Provided this Agreement has not been terminated, if after the Effective Date but prior to the Closing Date, Seller shall (i) receive written notice of any Litigation instituted against Seller and affecting the Property or any particular Parcel, or (ii) receive written notice from any governmental authority or third party of any violations of any Environmental Requirements affecting the Property or any particular Parcel, then Seller shall deliver to Buyer a copy of any notice issued or received by Seller within five (5) Business Days of delivery or receipt by Seller of any such notice. Provided this Agreement has not been terminated, if after the Effective Date but prior to the Closing Date, Seller shall receive formal written notices from a governmental authorities or agencies of any violation of laws which would be Seller’s obligation to cure under the applicable Lease with respect to any Parcel, then Seller shall use commercially reasonable efforts to deliver to Buyer a copy of any such notices within five (5) Business Days of receipt of same by Seller.

(e)    RELEASE.

(i)    WITHOUT LIMITING THE PROVISIONS OF SUBSECTION (a) ABOVE AND NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OTHER THAN THE EXPRESS REPRESENTATIONS, BUYER HEREBY RELEASES SELLER, AND SELLER’S PARENTS, AFFILIATES AND SUBSIDIARY ENTITIES AND ALL OF THEIR RESPECTIVE MEMBERS, OFFICERS, DIRECTORS, SHAREHOLDERS, TRUSTEES, PARTNERS, EMPLOYEES, MANAGERS, ATTORNEYS, REPRESENTATIVES AND AGENTS FROM ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTIONS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEY’S FEES WHETHER THE SUIT IS INSTITUTED OR NOT) WHETHER KNOWN OR UNKNOWN, LIQUIDATED OR CONTINGENT (HEREINAFTER COLLECTIVELY CALLED THE “CLAIMS”) ARISING FROM OR RELATING TO (i) ANY DEFECTS (PATENT OR LATENT), ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION OF THE REAL PROPERTY, WHETHER THE SAME ARE THE RESULT OF NEGLIGENCE OR OTHERWISE, (ii) ANY PROVISIONS OF THE LEASES, (iii) ANY OTHER CONDITIONS, INCLUDING ENVIRONMENTAL AND OTHER PHYSICAL CONDITIONS, AFFECTING THE PROPERTY WHETHER THE SAME ARE A RESULT OF NEGLIGENCE OR OTHERWISE, AND (iv) SOLELY TO THE EXTENT ARISING FROM AND AFTER THE CLOSING DATE, ANY LIABILITIES, CLAIMS OR CONDITIONS OCCURRING WITH RESPECT TO SELLER. THE RELEASE SET FORTH IN THIS SUBSECTION SPECIFICALLY INCLUDES, WITHOUT LIMITATION, ANY CLAIMS UNDER ANY ENVIRONMENTAL REQUIREMENTS OF THE UNITED STATES, THE STATE IN WHICH THE REAL PROPERTY IS LOCATED OR ANY POLITICAL SUBDIVISION THEREOF OR UNDER THE AMERICANS WITH DISABILITIES ACT OF 1990, AS ANY OF THOSE LAWS MAY BE AMENDED FROM TIME TO TIME AND ANY REGULATIONS, ORDERS, RULES OF PROCEDURES OR GUIDELINES PROMULGATED IN CONNECTION WITH SUCH LAWS, REGARDLESS OF WHETHER THEY ARE IN EXISTENCE ON THE EFFECTIVE DATE, AND ANY LOSSES, LIABILITIES OR CLAIMS OF ANY TYPE ARISING FROM AND AFTER THE CLOSING DATE. BUYER ACKNOWLEDGES THAT BUYER HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF BUYER’S SELECTION AND BUYER IS GRANTING THIS RELEASE OF ITS OWN VOLITION AND AFTER CONSULTATION WITH BUYER’S COUNSEL. BUYER EXPRESSLY WAIVES ITS RIGHTS GRANTED UNDER ANY PROVISION OF LAW THAT PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT BUYER DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY IT MUST HAVE MATERIALLY AFFECTED ITS AGREEMENT TO RELEASE SELLER. IN ORDER TO CONFIRM SUCH WAIVER, BUYER HAS INITIALED THIS SUBSECTION IN THE SPACE PROVIDED BELOW. Buyer’s Initials: /s/ DS

(ii)    SELLER AGREES THAT IT DOES NOT HAVE AND WILL NOT HAVE ANY CLAIMS AGAINST ANY BUYER PARTIES (OTHER THAN BUYER) ARISING OUT OF OR IN CONNECTION SUBJECT TO THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. SUBJECT TO THE TERMS OF THIS AGREEMENT, SELLER AGREES TO LOOK SOLELY TO BUYER AND ITS ASSETS FOR THE SATISFACTION OF ANY LIABILITY OR OBLIGATION ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR FOR THE PERFORMANCE OF ANY OF THE COVENANTS, WARRANTIES OR OTHER AGREEMENTS CONTAINED HEREIN, AND FURTHER AGREE NOT TO SUE OR OTHERWISE SEEK TO ENFORCE ANY PERSONAL OBLIGATION AGAINST ANY OF BUYER PARTIES (OTHER THAN BUYER AS PROVIDED HEREIN) WITH RESPECT TO ANY MATTERS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. WITHOUT LIMITING THE GENERALITY OF THE PROVISIONS OF THIS SECTION 21(e)(ii), SELLER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL CLAIMS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER IT MAY NOW OR HEREAFTER HAVE AGAINST THE BUYER PARTIES (OTHER THAN BUYER AS PROVIDED HEREIN), AND HEREBY UNCONDITIONALLY AND IRREVOCABLY RELEASES AND DISCHARGES THE BUYER PARTIES (OTHER THAN BUYER AS PROVIDED HEREIN) FROM ANY AND ALL LIABILITY WHATSOEVER WHICH MAY NOW OR HEREAFTER ACCRUE IN FAVOR SELLER AGAINST THE BUYER PARTIES (OTHER THAN BUYER AS PROVIDED HEREIN), IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. IN ORDER TO CONFIRM SUCH WAIVER, SELLER HAS INITIALED THIS SUBSECTION IN THE SPACE PROVIDED BELOW.

Seller’s Initials:	/s/ MS

(iii)    BUYER AGREES THAT IT DOES NOT HAVE AND WILL NOT HAVE ANY CLAIMS AGAINST ANY SELLER PARTIES (OTHER THAN SELLER) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. SUBJECT TO THE TERMS OF THIS AGREEMENT, BUYER AGREES TO LOOK SOLELY TO SELLER AND ITS ASSETS FOR THE SATISFACTION OF ANY LIABILITY OR OBLIGATION ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR FOR THE PERFORMANCE OF ANY OF THE COVENANTS, WARRANTIES OR OTHER AGREEMENTS CONTAINED HEREIN, AND FURTHER AGREE NOT TO SUE OR OTHERWISE SEEK TO ENFORCE ANY PERSONAL OBLIGATION AGAINST ANY OF SELLER PARTIES (OTHER THAN SELLER AS PROVIDED HEREIN) WITH RESPECT TO ANY MATTERS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. WITHOUT LIMITING THE GENERALITY OF THE PROVISIONS OF THIS SECTION 21(e)(iii), BUYER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL CLAIMS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER IT MAY NOW OR HEREAFTER HAVE AGAINST SELLER PARTIES (OTHER THAN SELLER AS PROVIDED HEREIN), AND HEREBY UNCONDITIONALLY AND IRREVOCABLY RELEASES AND DISCHARGES SELLER PARTIES (OTHER THAN SELLER AS PROVIDED HEREIN) FROM ANY AND ALL LIABILITY WHATSOEVER WHICH MAY NOW OR HEREAFTER ACCRUE IN FAVOR BUYER AGAINST SELLER PARTIES (OTHER THAN SELLER AS PROVIDED HEREIN), IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. IN ORDER TO CONFIRM SUCH WAIVER, BUYER HAS INITIALED THIS SUBSECTION IN THE SPACE PROVIDED BELOW.

Buyer’s Initials:	/s/ DS

22.    Survival of Provisions; Indemnification.

(a)    Acceptance by Buyer at Closing of the Deeds shall constitute an acknowledgment by Buyer of full performance by Seller of all of Seller’s obligations under this Agreement, except for the Express Representations and the obligations of Seller that are expressly stated herein to survive Closing.

(b)    Notwithstanding any provision to the contrary set forth in this Agreement (except as provided in this Section 22(b)), Seller’s Express Representations shall survive Closing under this Agreement for a period of six (6) months following the Closing (the “Survival Period”), provided that the representations and warranties set forth in Sections 10(a)(i), 10(a)(ii) and 10(a)(v) (collectively, the “Fundamental Representations”) shall survive indefinitely.

(c)    Following the Closing, subject to the other provisions of this Section 22, Seller shall indemnify and hold Buyer and Buyer Parties harmless from and against any and all actual out of pocket costs, losses, liabilities, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements, but excluding any consequential (including lost profits), punitive, special or speculative damages (collectively, “Losses”), actually incurred by Buyer and any such Buyer Party to the extent resulting from (i) any breach of any of Seller’s Express Representations, (ii) any breach of any covenant of Seller contained in this Agreement or in any document executed and delivered by Seller at the Closing, in each case solely to the extent such covenant is expressly provided herein to survive the Closing, and (iii) any Unresolved Litigation.

(d)    Following the Closing, Buyer shall indemnify and hold Seller and Seller Parties harmless from and against any and all actual Losses actually incurred by Seller and any Seller Party to the extent resulting from any breach of any representations or warranties by Buyer hereunder or in any of the documents executed and delivered by Buyer at Closing.

(e)    Seller’s liability under this Agreement or any of the documents executed and delivered by Seller at the Closing pursuant hereto shall be subject to the following limitations:

(i)    If Buyer has actual knowledge that any of the Express Representations are breached prior to the Closing Date and proceeds to close hereunder, Buyer shall be deemed to have waived such breach of Express Representation and any right or remedy by reason of such breach to the extent Buyer had actual knowledge of such breach prior to Closing. In addition, if Buyer issues a Continuation Notice during the Inspection Period pursuant to Section 19(e), Buyer shall be deemed to have waived any right or remedy (including, without limitation, any right under this Agreement to terminate this Agreement) by reason of any breach of the Express Representations to the extent Buyer had knowledge of such breach prior to the expiration of the Inspection Period. If Buyer shall notify Seller of any breach of any representation prior to the Closing (other than a breach of representation or warranty deemed waived by Buyer during the Inspection Period pursuant to the immediately preceding sentence) and, subject to the terms and conditions set forth in this Agreement, exercises its right to terminate this Agreement by virtue thereof, Seller shall have the right to extend the Closing to attempt to cure such breach as provided in (and subject to the limitations set forth in) Section 12(d) hereof. In the event of any termination by Buyer pursuant to this Section, then upon the return of the Deposit (including the Non-Refundable Deposit to the extent refundable hereunder) as provided for in this Agreement, this Agreement shall be and become null and void, neither party shall have any further rights or obligations hereunder (except for the obligations of Buyer and Seller that expressly survive termination as set forth in this Agreement, which shall survive the cancellation of this Agreement) and all executed counterparts of this Agreement shall be returned to Seller. “Buyer has actual knowledge” (or words of similar import), as used in this Agreement, shall mean that, as of Closing, Buyer is deemed to know all items and matters disclosed, on or before a date which is at least seven (7) days prior to the Closing Date or a later date to the extent set forth in or attached to a Representation Notice, in (a) the rent rolls and delinquency reports provided or made available to Buyer, (b) the surveys, the Existing Title Policies, the Title Commitments and exhibits thereto (or any subsequent update of such items received by Buyer prior to Closing), (c) the Reports and any third party reports procured by or at the direction of Buyer (including any Phase I environmental report and any property condition report), (d) this Agreement and all schedules and exhibits attached to this Agreement and any updates thereto delivered to Buyer, and (e) all Diligence Materials and any and all other agreements, documents, instruments, analyses, correspondence, reports, and exhibits and schedules thereto delivered or provided to Buyer or any Buyer Parties by Seller, any Seller Parties or Seller’s counsel by email or posted to the Diligence Room, in each case, at least seven (7) days prior to the Closing Date or a later date to the extent set forth in or attached to a Representation Notice.

(ii)    Seller shall have no liability on account of any such breach or default unless Buyer shall have given to Seller written notice (“Warranty Notice”) describing such breach or default with reasonable specificity within the Survival Period, and shall have given to Seller an opportunity to cure any such breach or default within thirty (30) days after Buyer’s Warranty Notice.

(iii)    No claim shall be actionable or payable unless the valid claims for all such breaches under this Agreement and the Companion Contract collectively aggregate more than ONE HUNDRED SEVENTY-FIVE THOUSAND AND NO/DOLLARS ($175,000.00) (the “Deductible”) in which event the amount of such claims in excess of the Deductible shall be actionable. In no event shall the aggregate liability of Seller and the Companion Contract Seller to Buyer under this Agreement, the Companion Contract Buyer under the Companion Contract and under all documents executed and delivered by Seller at the Closing pursuant hereto and by Companion Contract Seller pursuant to the Companion Contract exceed, in the aggregate, ONE AND SEVENTY-FIVE HUNDREDTHS OF ONE PERCENT (1.75%) of the sum of the Purchase Price, plus the “Purchase Price” under the Companion Contract (the “Liability Cap”); provided, however, that (A) the Deductible and Liability Cap shall not apply to (x) any claims in connection with a breach of any Fundamental Representation, (y) Seller’s indemnification obligations pursuant to Section 20 hereof, or (z) subject to Section 28(a), reasonable, out-of-pocket, third party costs and expenses (including reasonable attorneys’ fees) actually incurred by Buyer in the enforcement of Buyer’s rights set forth in Section 22(c), and (B) in no event shall the aggregate liability of Seller and the Companion Contract Seller to Buyer under this Agreement, the Companion Contract Buyer under the Companion Contract and all documents executed and delivered by Seller at the Closing pursuant hereto and by Companion Contract Seller pursuant to the Companion Contract in connection with a breach of any Fundamental Representation hereunder or of any “Fundamental Representation” under the Companion Contract exceed, in the aggregate, the sum of the Purchase Price, plus the “Purchase Price” under the Companion Contract (the “FR Liability Cap”). Seller’s liability shall be limited to actual damages to the extent actually caused by Seller’s breach, and in no event shall Seller or any Seller Party be liable for any consequential (including lost profits), punitive, special or speculative damages under this Agreement. Any amounts paid by the Companion Contract Seller toward the “Deductible”, the “Liability Cap” and/or the “FR Liability Cap” under the Companion Contract shall be deemed to reduce, on a dollar for dollar, basis the Deductible, the Liability Cap and the FR Liability Cap hereunder.

(iv)    Following delivery of a Warranty Notice, the parties shall proceed for a period of thirty (30) days after Seller’s receipt of the Warranty Notice to attempt to resolve and settle Buyer’s claim pursuant to such Warranty Notice, and if the parties are unable to resolve and settle such claim within such thirty (30) day period, then any litigation with respect to Seller’s Express Representations must be commenced within thirty (30) days after the date of the Warranty Notice (herein the “Warranty Claim Period”), and if not commenced within the Warranty Claim Period, then Buyer shall be deemed to have waived its claims for such breach or default. Any proceeding or litigation based upon a claim of fraud or similar theory shall be subject to Buyer similarly giving Seller a Warranty Notice as provided above and an action commenced by Buyer within the Warranty Claim Period and, if appropriate proceedings are not commenced within such time period, Buyer shall be deemed to have waived any such claim.

(f)    All indemnification payments shall be treated as adjustments to the Purchase Price for U.S. federal, state and local income Tax purposes.

(g)    For the avoidance of doubt, any references to “fraud claims” in this Agreement does not include, and no claim may be made by any person in relation to this Agreement or the transactions contemplated hereby for constructive fraud or other claims based on constructive knowledge, negligence, or similar theories.

(h)    Holdback Escrow Account. For the purpose of securing Seller’s obligations pursuant to this Agreement and Companion Contract Seller pursuant to the Companion Contract, including with respect to Seller’s Representations and Companion Contract Seller’s Representations thereunder, and without limiting Seller’s obligations hereunder or Companion Contract Seller’s obligations under the Companion Contract, at the Closing, Buyer shall deliver to the Escrow Holder by wire transfer of immediately available funds to a non-interest-bearing account administered by the Escrow Holder the amount of ONE AND SEVENTY-FIVE HUNDREDTHS OF ONE PERCENT (1.75%) of the Purchase Price (the “Holdback Escrow Amount”), such Holdback Escrow Amount to be held in escrow until the expiration of the Survival Period and disbursed in accordance with the Holdback Escrow Agreement.

(i)    Survival. The provisions of this Section 22 shall survive Closing.

23.    Miscellaneous.

(a)    Captions or Headings; Interpretation. The captions or headings of the Sections and Subsections of this Agreement are for convenience only, and shall not control or affect the meaning or construction of any of the terms or provisions of this Agreement. Wherever in this Agreement the singular number is used, the same shall include the plural and vice versa and the masculine gender shall include the feminine gender and vice versa as the context shall require.

(b)    Entire Agreement; Binding Effect. This Agreement constitutes the entire agreement between the parties with respect to the sale of the Property, supersedes all other writings and communications between the parties and there are no other representations, warranties or agreements, written or oral, between Seller and Buyer relating to the transactions contemplated herein. The parties acknowledge and affirm that they did not rely on any statement, oral or written, not contained in this Agreement in making their respective decisions to enter into this Agreement. Subject to the provisions of Section 18, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, representatives, successors and permitted assigns.

(c)    Amendments and Waivers. No change, alteration, amendment, modification or waiver of any of the terms or provisions of this Agreement shall be valid, unless the same shall be in writing and signed by Buyer and Seller.

(d)    Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts each of which shall be deemed an original but together shall constitute one agreement. This Agreement may be executed electronically, including by DocuSign or other electronic means, and may be transmitted by electronic mail or facsimile transmission. Signatures made electronically and/or transmitted by electronic mail or facsimile transmission shall be binding as though they were originals.

(e)    Applicable Law. This Agreement shall be governed and construed according to the laws of the State of Delaware.

(f)    Right to Waive Conditions. Either party may waive any of the terms and conditions of this Agreement made for its benefit provided such waiver is in writing and signed by the party waiving such term or condition.

(g)    Partial Invalidity. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, in whole or in part, at any time or to any extent, the remainder of this Agreement, or the applicable enforceable portion of such term or provision, shall not be affected thereby, unless such invalidity or unenforceability materially frustrates the intent of the parties as set forth herein. Each term, covenant, condition and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(h)    Confidentiality. Seller and Buyer agree to treat all information received with respect to the Property or the other party, whether such information is obtained from Seller or from Buyer’s own due diligence investigations, in a confidential manner, except to the extent such information is in the public domain or readily available to the public. Seller and Buyer shall not disclose any such information to any third parties, other than such disclosure to such party’s counsel, consultants, accountants, lenders, investors, separate accounts and funds and advisers, in each case, as may be required in connection with the transactions contemplated hereby (such disclosure to be made expressly subject to this confidentiality requirement) and any such disclosure that is required by law but only to the extent so required by law. The foregoing shall not apply to Buyer following Closing in respect of information with respect to the Property. Seller and Buyer agree to keep this Agreement confidential and not make any public announcements, press releases or disclosures with respect to the subject matter of this Agreement prior to Closing without the written consent of the other party; provided, however, that Buyer or any of its Affiliates may make disclosures of this Agreement and information regarding the same to the extent required by applicable law, including Securities and Exchange Commission rules and regulations, without any consent from Seller. Notwithstanding anything to the contrary set forth herein, Buyer may only make disclosures with respect to the subject matter of this Agreement, the information regarding the same or any confidential information to the extent required by law after Buyer provides Seller with prompt written notice of such request(s) and at least four (4) days written notice prior to such disclosure so that Seller may seek an appropriate protective order and/or waive compliance by such person or entity with the provisions of this Agreement; provided, however, Buyer will not be required to withhold such disclosure for such four (4) day period to the extent such disclosure is required prior thereto by law.

(i)    Agreement Not To Be Recorded. This Agreement shall not be filed of record by or on behalf of Buyer in any office or place of public record. If Buyer fails to comply with the terms hereof by recording or attempting to record this Agreement or a notice thereof, such act shall not operate to bind or cloud the title to the Property. Seller shall, nevertheless, have the right forthwith to institute appropriate legal proceedings to have the same removed from record. If Buyer shall cause or permit this Agreement or a copy thereof to be filed in an office or place of public record, Seller, at its option, and in addition to Seller’s other rights and remedies, may treat such act as a material default of this Agreement on the part of Buyer entitling Seller to retain the Deposit. However, the filing of this Agreement in any lawsuit or other proceedings between the parties in which such document is relevant or material shall not be deemed to be a violation of this Section. Notwithstanding anything else in this Agreement, Buyer or its Affiliates may file this Agreement in any office or place of public record to the extent required by law, including Securities and Exchange Commission rules and regulations, and the Seller shall not have the right to institute proceedings to remove the same from record and such filing will not be treated as a default, material or otherwise, under this Agreement.

(j)    Further Assurances. Seller and Buyer each agree to take such further steps, and deliver such further documents, as are reasonably necessary in order to implement the transactions contemplated hereby, including the execution and delivery of supplemental escrow instructions to the extent reasonably requested by the Escrow Holder. Notwithstanding the foregoing, neither party shall have any obligation to take and such steps or execute or deliver any such further documents if the same would be inconsistent in any material respect with the rights and obligations of the parties contemplated by this Agreement.

24.    Sophistication of the Parties. Each party hereto hereby acknowledges and agrees that it is experienced in the consummation of transactions of the type governed by this Agreement, that it has consulted legal counsel in connection with the negotiation of this Agreement and that it has bargaining power equal to that of the other parties hereto in connection with the negotiation and execution of this Agreement. Accordingly, the parties hereto agree the rule of contract construction to the effect that an agreement shall be construed against the draftsman shall have no application in the construction or interpretation of this Agreement.

25.    Limited Liability. The obligations of Seller under this Agreement or directly or indirectly arising out of this Agreement shall be limited solely to Seller’s interest in the Property, and neither Buyer nor anyone else claiming by or through Buyer shall have any claim against any other asset of Seller, any of the Seller Parties or any other person. The provisions of this Section 25 are in addition to, and not in substitution of, any other limitations on the liability of Seller set forth in this Agreement.

26.    Joint and Several Obligations. If Buyer consists of more than one person or entity, each such person and entity shall have joint and several liability for the obligations of Buyer hereunder.

27.    Enforcement.

(a)    If either party hereto fails to perform any of its obligations under this Agreement or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable form the other provisions of this Agreement and to survive and not be merged into any such judgment.

(b)    Each of the Indemnified Parties shall be deemed intended third-party beneficiaries of those provisions of this Agreement and all agreements delivered pursuant to this Agreement which may provide that Buyer shall release and/or indemnify Seller and/or other Indemnified Parties against any obligation set forth herein. Each of the Indemnified Parties may enforce such provisions directly against Buyer. The provisions of Section 25, Section 24, and Section 26 shall similarly inure to the benefit of each of the Indemnified Parties.

28.    Force Majeure. In the event Buyer is subject to any delays in performing its due diligence as a result of any of the following causes: acts of God, accident, riots, war, terrorist act, epidemic, pandemic, quarantine, civil commotion, breakdown of communication facilities, natural catastrophes, governmental acts or omissions, changes in laws, rules, or regulations at the local, state, or federal level limiting or prohibiting travel, national strikes, fire, or explosion, then so long as Buyer, within three (3) days after learning of such delay(s), provides written notice to Seller detailing the cause of the delay and the amount of days for which Buyer is delayed, then the Inspection Period and Closing Outside Date each shall be extended on a day for basis for each day of the delay.

29.    Schedules and Exhibits. This Exhibits identified on the List of Exhibits on the Table of Contents annexed hereto (or otherwise referenced in this Agreement) are a material part of this Agreement and are incorporated in this Agreement by reference.

30.    Certain Disclosures For Mississippi. Prior to the Effective Date, Seller executed and delivered to Buyer the Informational Statement for Mississippi Property Condition Disclosure Statement (PCDS) for each lot or parcel that is located in Mississippi. Pursuant to Mississippi Code Sections 89-1-501 through 89-1-527, Buyer hereby acknowledges and agrees that, prior to the Effective Date, Seller has provided Buyer with a Property Condition Disclosure Statement for each residential home located on the Real Property in Mississippi.

31.    Companion Contract. Concurrently herewith, Buyer or an Affiliate of Buyer (the “Companion Contract Buyer”) is entering into that certain Agreement for Purchase and Sale of Membership Interests with the Companion Contract Seller (the “Companion Contract”), pursuant to which the Companion Contract Seller has agreed to sell, transfer and assign to Buyer, and Buyer has agreed to acquire, accept and assume from the Companion Contract Seller, the membership interests in certain wholly-owned subsidiaries of the Companion Contract Seller, and indirectly, the properties owned by the Companion Contract Seller set forth on Exhibit H (the “Companion Contract Properties”). The obligations of Seller and Buyer to proceed to Closing under this Agreement shall also be subject to the condition that the closings of the purchase and sale of the Companion Contract Properties under the Companion Contract is being consummated simultaneously with the Closing hereunder in accordance with the terms of the Companion Contract as set forth in Section 12(a)(x) and Section 12(b)(viii). The termination of the Companion Contract prior to Closing (including, without limitation, prior to the expiration of the “Inspection Period” (as defined in the Companion Contract) thereunder) shall automatically operate as a termination of this Agreement without any further action of any of the parties hereto, whereupon this Agreement shall be null and void and of no further force and effect (except for those matters which expressly survive such termination). Except as expressly set forth herein with respect to Excluded Properties or in the Companion Contract with respect to “Excluded Properties” (as defined in the Companion Contract), none of Seller, Companion Contract Seller nor Buyer shall have the right to “cherry pick” or exclude any one or more of the sites comprising the Property or the Companion Contract Properties.

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IN WITNESS WHEREOF, the parties hereto, intending legally to be bound hereby, have executed this Agreement for Purchase and Sale as of the date first above written.

SELLER:

P FIN I, LLC,
a Delaware limited liability company

By:	/s/ Merek Shoob
Name:	Merek Shoob
Title:	Managing Member

[Signatures continued on following page]

Signature Page to Agreement for Purchase and Sale

BUYER:

VINEBROOK HOMES OPERATING PARTNERSHIP, L.P.,
a Delaware limited partnership

By:	/s/ Dana Sprong

Name:	Dana Sprong
Title:	Authorized Signatory

Signature Page to Agreement for Purchase and Sale

AGREEMENT OF ESCROW HOLDER

The undersigned, Westcor Land Title Insurance Company, Inc., whose address is as set forth in Section 2(a) of the Agreement, hereby agrees to act as the “Escrow Holder” under and in accordance with the terms of the above Agreement.*

WESTCOR LAND TITLE INSURANCE COMPANY, INC.

By:	/s/ Anthony Spangler

Name:	Anthony Spangler

Title:	Senior Vice President

*Westcor Land Title Insurance Company reserves the right to collaborate with a licensed title agent and/or attorney to assist with its duties hereunder so as to remain compliant with applicable state laws.

Signature Page to

Agreement of Purchase and Sale

EXHIBIT A

PROPERTIES

EXHIBIT B

INTENTIONALLY OMITTED

EXHIBIT C

LIST OF EXISTING LEASES

EXHIBIT D

INTENTIONALLY OMITTED

EXHIBIT E

INTENTIONALLY OMITTED

EXHIBIT F

ESCROW AGREEMENT

EXHIBIT G

ALLOCATION OF PURCHASE PRICE

EXHIBIT H

COMPANION CONTRACT PROPERTIES

EXHIBIT I

REQUIRED CONSENTS

EXHIBIT J

LIST OF PENDING LITIGATION

EXHIBIT K

LIST OF TENANT CHARGE ARREARAGES

EXHIBIT L

RENT ROLL

EXHIBIT M-1

LIST OF EXISTING CONTRACTS

EXHIBIT M-2

LIST OF MANAGEMENT AGREEMENTS

EXHIBIT N

EXISTING TITLE POLICY CLAIMS

EXHIBIT O

FORMS OF DEEDS

EXHIBIT P

LIST OF INSURANCE POLICIES

EXHIBIT Q

CONSTRUCTION PROJECTS

EXHIBIT R

LIST OF OUTSTANDING HOA FEES AND HAP PAYMENTS

EXHIBIT S

LIST OF PARCELS SUBJECT TO AN HOA

EXHIBIT T

INTENTIONALLY OMITTED

EXHIBIT U

FORM OF ESCROW HOLDBACK AGREEMENT

EXHIBIT V

FIRPTA CERTIFICATION

EXHIBIT W

ENVIRONMENTAL MATTERS

EXHIBIT X

EXISTING CASUALTY PARCELS